      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 1997.
                                                          REGISTRATION NO. 33-
===============================================================================
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                               -----------------
                          WINSTAR COMMUNICATIONS, INC.
                             WINSTAR EQUIPMENT CORP.
           (Exact Name of Each Registrant as Specified in its Charter)

    DELAWARE                       4812                        13-3585278
(State or other        (Primary standard industrial         (I.R.S. Employer
 jurisdiction of        classification code number)       Identification Number
 incorporation or                                     of WinStar Communications,
  organization                                                    Inc.)
                               -----------------
                                 230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 584-4000

(Address, including zip code, and telephone number, including area code, of each registrant's principal executive office)
                               -----------------
                             WILLIAM J. ROUHANA, JR.
                CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                          WINSTAR COMMUNICATIONS, INC.
                                 230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 584-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------
                                   Copies to:

                             DAVID ALAN MILLER, ESQ.
                            GRAUBARD MOLLEN & MILLER
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                            TELEPHONE: (212) 818-8800
                               FAX: (212) 818-8881

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement become effective.

        If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

(Cover Page Continued)


                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                              Proposed         Proposed
                                                              Maximum           Maximum         Amount of
        Title of Each Class of              Amount to be   Offering Price      Aggregate      Registration
      Securities to be Registered            Registered       Per Note      Offering Price         Fee
-----------------------------------------------------------------------------------------------------------
14 1/2% Senior Deferred Interest Exchange     1,000,000       $1,000(3)      $100,000,000(4)    $34,482.76
Notes Due 2005 ("New Senior Notes")(1)
-----------------------------------------------------------------------------------------------------------
12 1/2% Guaranteed Senior Secured             2,000,000       $1,000(3)      $200,000,000(4)    $68,965.52
Exchange Notes Due 2004 ("New
Equipment Notes")(2)
-----------------------------------------------------------------------------------------------------------
Guarantee of the New Equipment Notes          --               --               --               (5)
-----------------------------------------------------------------------------------------------------------
Total                                                                        $300,000,000    $103,448.28
===========================================================================================================


(1) The New Senior Notes being registered hereby are being offered by WinStar Communications, Inc. ("WinStar") in exchange for certain 14 1/2% senior deferred interest notes due 2005 ("Old Senior Notes") sold by it in a private placement in March 1997.

(2) The New Equipment Notes being registered hereby are being offered by WinStar Equipment Corp., a wholly-owned subsidiary of WinStar, in exchange for certain 12 1/2% guaranteed senior secured notes due 2004 ("Old Equipment Notes" and, together with the Old Senior Notes, the "Old Notes").

(3) Represents the minimum principal amount of each of the Old Notes for which the New Notes will be exchanged.

(4) Based on the book vale of the notes as of the latest practicable date pursuant to Rule 457(f)(2) under the Securities Act of 1933 ("Act").

(5) Pursuant to Rule 457(n) under the Act, no separate fee for the guarantees is required.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
===============================================================================

                                OFFER TO EXCHANGE
            14 1/2% SENIOR DEFERRED INTEREST EXCHANGE NOTES DUE 2005
                                       FOR
                                 ALL OUTSTANDING
                 14 1/2% SENIOR DEFERRED INTEREST NOTES DUE 2005
                                       OF
                          WINSTAR COMMUNICATIONS, INC.

                            ------------------------

                                OFFER TO EXCHANGE
            12 1/2% GUARANTEED SENIOR SECURED EXCHANGE NOTES DUE 2004
                                       FOR
                                 ALL OUTSTANDING
                12 1/2% GUARANTEED SENIOR SECURED NOTES DUE 2004
                                       OF
                             WINSTAR EQUIPMENT CORP.

                 UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY
                          WINSTAR COMMUNICATIONS, INC.

                            ------------------------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                   NEW YORK CITY TIME ON ______________, 1997,
                 UNLESS EXTENDED BY WINSTAR COMMUNICATIONS, INC.


                            ------------------------


 SEE "RISK FACTORS" BEGINNING ON PAGE____ HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND
          AN INVESTMENT IN THE SENIOR DEFERRED INTEREST EXCHANGE NOTES
                  AND GUARANTEED SENIOR SECURED EXCHANGE NOTES.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


                THE DATE OF THIS PROSPECTUS IS ____________, 1997

                                                        (Continued on next page)

(COVER PAGE CONTINUED)

         WinStar Communications, Inc., a Delaware corporation ("Company"), hereby offers ("Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal ("Letter of Transmittal"), to exchange $1,000 principal amount of its 14 1/2% Senior Deferred Interest Exchange Notes Due 2005 ("New Senior Notes") for each $1,000 principal amount of its outstanding 14 1/2% Senior Deferred Interest Notes Due 2005 ("Old Senior Notes" or "1997 Senior Notes"). The Old Senior Notes and the New Senior Notes are referred to herein collectively as the "Senior Notes."

         As part of the Exchange Offer, WinStar Equipment Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("WinStar Equipment" and, together with the Company, the "Issuers"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal, to exchange $1,000 principal amount of its 12 1/2% Guaranteed Senior Secured Exchange Notes Due 2004 ("New Equipment Notes" and, together with the New Senior Notes, the "New Notes") for each $1,000 principal amount of its outstanding 12 1/2% Guaranteed Senior Secured Notes Due 2004 ("Old Equipment Notes" and, together with the Old Senior Notes, the "Old Notes"). The Company, which has guaranteed the Old Equipment Notes on a senior basis, has agreed to guarantee the New Equipment Notes on a senior basis ("New Equipment Note Guarantee"). The Old Equipment Notes and the New Equipment Notes are referred to herein collectively as the "Equipment Notes."

         The New Notes (and the New Equipment Note Guarantee) will be registered under the Securities Act of 1933, as amended ("Securities Act"), pursuant to the registration statement on Form S-4 ("Registration Statement") of which this Prospectus forms a part. As of the date hereof, $100.0 million principal amount of the Old Senior Notes and $200.0 million principal amount of the Old Equipment Notes were outstanding. The Registration Statement of which this Prospectus forms a part has been filed by the Company and WinStar Equipment in accordance with the terms of the Purchase Agreement, dated March 13, 1997 ("Purchase Agreement"), and Registration Rights Agreement, dated March 13, 1997 ("Registration Agreement"), between the Issuers and Credit Suisse First Boston Corporation and BT Securities Corporation, the initial purchasers of the Old Notes ("Initial Purchasers"). The New Notes and Old Notes are referred to herein collectively as the "1997 Notes" or "Notes." The Exchange Offer is being made by the Issuers to fulfill certain obligations under the Purchase Agreement and Registration Agreement. After the consummation of the Exchange Offer, the Issuers will have no further obligation to make any other such exchange offers.

         The Issuers will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be __________, 1997, unless the Exchange Offer is extended by the Company in its sole discretion ("Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Issuers and to the terms and provisions of the Registration Statement. The Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay all expenses related to the Exchange Offer, except costs related to the delivery of the Old Notes by each holder of such notes to the United States Trust Company of New York, the exchange agent ("Exchange Agent" or "U.S. Trust"), and underwriting discounts, commissions and transfer taxes. Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable laws or regulations. See "The Exchange Offer."

         The New Senior Notes and the New Equipment Guarantee will be obligations of the Company and the New Equipment Notes will be the obligations of WinStar Equipment. The New Senior Notes will be entitled to the benefits of the indenture under which the Old Senior Notes were issued (the "Senior Notes Indenture") and the New Equipment Notes will be entitled to the benefits of the indenture under which the Old Equipment Notes were issued ("Equipment Notes Indenture" and, together with the Senior Notes Indenture, the "1997 Indentures"). The form of the New Notes will be identical to the form of the Old Notes, except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will have the same terms, conditions and rankings as the Old Notes. The New Senior Notes and the New Equipment Note Guarantee will be unsecured, unsubordinated obligations of the Company, will rank PARI PASSU in right of payment with all existing and future unsecured, unsubordinated obligations of the Company and will be senior in right of payment to all existing and

(Cover page continued)

future subordinated indebtedness of the Company. The New Equipment Notes will be secured, senior obligations of WinStar Equipment.

         The New Senior Notes will bear interest at a rate of 14 1/2% per annum, payable on April 15 and October 15, commencing April 15, 2001. Until October 15, 2000, interest on the New Senior Notes will accrue and be compounded semiannually on each SemiAnnual Interest Accrual Date (as defined), but will not be payable in cash. Interest on the Accumulated Amount (as defined) of the New Senior Notes as of October 15, 2000 will be payable semiannually commencing April 15, 2001. The New Senior Notes will mature on October 15, 2005 and are redeemable on or after October 15, 2000, at the option of the Company, in whole or in part, at the redemption prices set forth herein. The term "(as defined)" used after a capitalized term means that the term is defined herein under the section entitled "Description of Notes" or in the 1997 Indentures.

         The New Equipment Notes will bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The New Equipment Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of WinStar Equipment, in whole or in part, at the redemption prices set forth herein. In the event that by March 18, 1999, WinStar Equipment has not applied $200.0 million to fund the Acquisition Costs (as defined) of Designated Equipment (as defined), WinStar Equipment is required to redeem New Equipment Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

         Based on no-action letters issued by the staff of the Securities and Exchange Commission ("Commission") to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company (within the meaning of Rule 405 of the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes who tender in the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely upon the position of the staff of the Commission enunciated in the above-referenced no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

         Each broker-dealer (other than an "affiliate" of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         As of the date hereof, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the registered holder of $______ million aggregate principal amount of the Old Senior Notes and held such Old Senior Notes for _____ of its participants, and was the registered holder of $______ million aggregate principal amount of the Old Equipment Notes and held such Old Equipment Notes for _____ of its participants. The Company believes that no such participant is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company or WinStar Equipment. There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are, and the New Notes will be, eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance as to the liquidity of the

(Cover Page Continued)

trading market for either the New Notes or the Old Notes. The New Notes constitute securities for which there is no established trading market, and the Company does not currently intend to list the Notes on any securities exchange. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors -- Absence of Public Market for the New Notes."

         Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the 1997 Indentures. Following the consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Issuers will have no further obligation to such holders to provide for any other exchange offer with respect tot the Old Notes held by such holders. Following the completion of the Exchange Offer in accordance with the terms hereof and the Registration Agreement, certain of the Old Notes may not be entitled to the contingent increase in interest rate as provided in the Registration Agreement. See "The Exchange Offer."

         This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of _______________, 1997.

         The Issuers will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Plan of Distribution."

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY OR WINSTAR EQUIPMENT ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

         The Old Notes were issued originally in global form (the "Old Global Notes"). The Old Global Notes were deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Old Global Notes are registered in the name of Cede, as nominee of DTC, and beneficial interests in the Old Global Notes are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Old Global Notes to represent the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. Except as provided below, the New Notes will also be issued initially as a note in global form (the "New Global Notes", and together with the Old Global Notes, the "Global Notes") and deposited with, or on behalf of, the Depository. Notwithstanding the foregoing, holders of Old Notes that are held, at any time, by a person that is not a qualified institutional buyer under Rule 144A (a "Qualified Institutional Buyer") and exchanges Old Notes in the Exchange Offer, will receive the New Notes in certificated form and is not, and will not be, able to trade such securities through the Depository unless the New Notes are resold to a Qualified Institutional Buyer. After the initial issuance of the New Global Notes, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the New Global Notes only as set forth in the Indenture.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW NOTES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

(Cover Page Continued)



                                TABLE OF CONTENTS


                                            PAGE                                          PAGE

Available Information ...................         Certain United States Federal
Incorporation of Information by Reference             Income Tax Considerations ........
Prospectus Summary ......................         Description of Certain Indebtedness ..
Risk Factors ............................         Plan of Distribution .................
The Exchange Offer ......................         Legal Matters ........................
Description of Notes ....................         Experts ..............................
                                                  Index to Financial Statements ........



                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered in the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to Company and the New Notes offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 ("Washington Office"), or at its regional offices at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 ("Chicago Office"), and at Seven World Trade Center, 13th Floor, New York, New York 10048 ("New York Office"). Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its Washington Office. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains certain reports, proxy and information statements and other information relating to the Company.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Washington Office, Chicago Office and New York Office. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         If the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, so long as any Notes are outstanding, it will file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act. The Company will supply the Trustee and each holder of Notes, or will supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports or other information.

(Cover Page Continued)

                    INCORPORATION OF INFORMATION BY REFERENCE

         The following documents or information have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

     (1)      Annual Report on Form 10-K for the year ended December 31, 1996;

     (2)      Current Report on Form 8-K filed January 17, 1997.

     (3)      Current Report on Form 8-K filed February 14, 1997.

     (4)      Current Report on Form 8-K filed February 27, 1997.

     (5)      Current Report on Form 8-K filed March 27, 1997; and

     (6)      Proxy Statement filed April 30, 1997.

         All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO WINSTAR COMMUNICATIONS, INC., 230 PARK AVENUE, SUITE 2700, NEW YORK, NEW YORK 10169 (TELEPHONE 212-584-4000),
ATTENTION: INVESTOR RELATIONS, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS. ALL SUCH DOCUMENTS CAN ALSO BE RETRIEVED FROM THE COMMISSION'S ELECTRONIC DATA GATHERING AND RETRIEVAL (EDGAR) SYSTEM AT WWW.SEC.GOV.

                               PROSPECTUS SUMMARY

         THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO THE "COMPANY" OR "WINSTAR" REFER TO WINSTAR COMMUNICATIONS, INC. AND, WHERE APPROPRIATE, ITS SUBSIDIARIES. EFFECTIVE JANUARY 1, 1996, THE COMPANY CHANGED ITS FISCAL YEAR END FROM THE LAST DAY IN FEBRUARY TO DECEMBER 31. WIRELESS FIBERSM IS A SERVICE MARK AND WINSTAR(R) IS A TRADEMARK OF WINSTAR COMMUNICATIONS, INC.

                                   The Company

         The Company provides a full range of telecommunications services, including local, long distance and Internet access services, as a competitive local exchange carrier ("CLEC"). By exploiting its fiber-quality digital capacity in the 38 GHz portion of the radio spectrum ("Wireless Fiber") and a switch-based infrastructure, the Company seeks to distinguish itself as a facilities-based, value-added provider of high-capacity telecommunications services to small and medium-sized businesses and an attractive alternative to established providers, such as the regional Bell operating companies ("RBOCs"). The Company began offering switch-based local exchange services to end users in New York City and Chicago in October 1996 and April 1997, respectively, and is currently offering or introducing local exchange services on a resale basis in ten additional major metropolitan areas. During the next several years, the Company intends to introduce its local exchange services in each of the other major metropolitan areas where it is licensed to provide 38 GHz services over four or more 100 MHz channels. Over time, the Company intends to carry a substantial majority of its local telecommunications service traffic over Wireless Fiber and its own switched networks, unlike most fiber-based CLECs, which typically do not carry the majority of their customer traffic over their own networks. The Company also offers a variety of facilities-based broadband, high-capacity local access and digital network services ("Carrier Services") to other telecommunications service providers on a wholesale basis. As of April 15, 1997, the Company had [40] carrier customers, including, among others, Ameritech Cellular Services, MCI Communications, Pacific Bell and Teleport Communications.

         The Company is the holder of the largest amount of 38 GHz spectrum in the United States and is utilizing this asset to build local telephone networks for the transmission of voice, data and video traffic in the major metropolitan areas covered by the Company's 38 GHz licenses (the "Wireless Licenses"). The Company recently consummated an acquisition (the "Milliwave Acquisition") of another 38 GHz license holder, increasing its 38 GHz spectrum asset base by 88 channels, each providing 100 MHz of bandwidth. The Wireless Licenses, including those acquired in the Milliwave Acquisition, cover an aggregate of more than 100 cities with populations exceeding 100,000 each, and encompass an aggregate population of approximately 172 million. Furthermore, the Wireless Licenses allow the Company to provide Wireless Fiber services in 47 of the 50 most populated Metropolitan Statistical Areas ("MSAs") in the United States. The Company has agreed to acquire an aggregate of 47 additional 38 GHz licenses in a series of transactions, subject to approval by the Federal Communications Commission ("FCC"). Upon completion of these acquisitions, the Company's Wireless Licenses will enable the Company to provide services in 49 of the 50 most populated MSAs and will cover cities encompassing an aggregate population of 180 million. Many of the Company's Wireless Licenses allow for the provision of Wireless Fiber services over four or more channels in a single market. The Company believes that the utilization of multiple 38 GHz channels in a single licensed area provides it with advantages over 38 GHz service providers that possess fewer channels, by allowing it to build out city-wide networks of broadband capacity.

         The 38 GHz portion of the radio spectrum has characteristics well suited for the provision of local telecommunications services, including:

         RAPID DEPLOYMENT OF ALTERNATIVE LOCAL INFRASTRUCTURE. 38 GHz technology generally can be deployed considerably more rapidly than wireline (because of permit procedures and construction time required for wireline buildout) and many other wireless technologies (because of their infrastructure requirements and, in many instances, the need to follow FCC frequency coordination procedures in connection with wireless facilities).

         BROAD BANDWIDTH. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which exceeds the bandwidth of any other present terrestrial wireless channel allotment and supports full broadband capability. For example, one 38 GHz DS-3 channel at 45 Mbps can transfer data at a rate which is over 1,500 times the rate of the fastest dial-up modem currently in general use (28.8 Kbps) and over 350 times the rate of the fastest ISDN line currently in general use (128 Kbps). Data transfer rates of a 38 GHz DS-3 channel even exceed the data transfer rates of cable modems (30 Mbps). The broadband capacity of 38 GHz provides improved speed and quality in transmissions, as compared to transmissions that are carried over a "last mile" consisting of copper wire. In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates allow end users to receive full-motion video and 3-D graphics and to use highly interactive applications on the Internet and other networks.

         EASE OF INSTALLATION. The equipment used for point-to-point applications in 38 GHz (i.e., antennae, transceivers and digital interface units) is typically smaller, less obtrusive and less expensive, and uses less power than equipment used for similar applications at lower frequencies. These characteristics make it relatively easier to obtain the roof rights ("Roof Rights") required to install 38 GHz transceivers, and less costly to initiate 38 GHz-based services as compared to most other wireless services.

         EFFICIENT CHANNEL REUSE. Certain characteristics of 38 GHz, including the small amount of dispersion (i.e., scattering) of the radio beam as compared to the more dispersed radio beams produced at lower frequencies, allow for the reuse of bandwidth capacity in a licensed area. The ability to reuse capacity allows the 38 GHz license holder to densely deploy its 38 GHz services in a given geographic area, provide services to multiple customers over the same 38 GHz channel, and conserve bandwidth capacity, thereby enhancing the types of services that can be provided and increasing the number of customers to which such services can be provided.

BUSINESS STRATEGY

         The Company's objective is to become the full-service telecommunications provider of choice to small and medium-sized business customers and a provider of high-quality alternative and broadband facilities to its Carrier Services customers. Key elements of the Company's strategy are to:

         EXPAND NETWORK INFRASTRUCTURE. The Company is creating an infrastructure on a city-by-city basis using its Wireless Fiber capabilities, switches acquired by the Company from equipment vendors and facilities leased from other carriers to originate and terminate traffic. Pursuant to its building-centric network plan, the Company is identifying strategically located sites in each metropolitan area to serve as hubs for its network. These hub sites will be connected via Wireless Fiber links to end users. The Company believes that a limited number of hub sites (generally less than a dozen) in each metropolitan area will allow it to address more than 70% of its targeted customers' buildings and to carry the majority of its customers' traffic on its own network instead of the higher cost facilities of other carriers.

         EXPLOIT FIRST-TO-MARKET ADVANTAGES. The Company seeks to capitalize on the significant opportunities emerging in the industry as a result of the Telecommunications Act of 1996 (the "Telecommunications Act") by exploiting a "first-to-market" advantage as one of the few holders of 38 GHz licenses with an established operating and management infrastructure. The Company believes that its early entrance into its markets provides it with advantages over many potential competitors by allowing it to: (i) establish a customer base prior to widespread competition from other CLECs; (ii) develop a proven, reliable network infrastructure using its own switching capacity ahead of many other CLECs; (iii) develop pioneering expertise in the utilization of 38 GHz for the delivery of telecommunications services and the design and management of 38 GHz-based networks; and (iv) acquire Roof Rights to place its 38 GHz antennae on a large number of buildings on favorable terms and in advance of other wireless service providers.

         FOCUS ON SMALL AND MEDIUM-SIZED BUSINESS CUSTOMERS. The Company believes there exists a substantial opportunity to attract a base of small and medium-sized business customers by providing superior customer service and sales support. The customer base initially targeted by the Company consists of businesses typically located in buildings that have more than 100,000 square feet of commercial space and which, in many instances, are not served by CLECs or competitive access providers ("CAPs"). The Company estimates that there are more than 8,000 buildings in this target group, populated by approximately 9.7 million workers using more than 2.1 million phone lines. Over time, the Company intends to expand its target customer base to include the majority of small and medium-sized businesses in the metropolitan areas covered by the Wireless Licenses, which the Company estimates contain approximately 60% of all such businesses in the United States and represent a market opportunity in excess of $30 billion per year.

         MARKET WIRELESS FIBER TO OTHER CARRIERS. The Company markets its Carrier Services to other carriers such as the RBOCs and other local exchange carriers ("LECs"), interexchange carriers ("IXCs"), other CAPs and CLECs, providers of personal communications services ("PCS") and cellular and specialized mobile radio services ("CMRS") providers. The Company believes that its Carrier Services present an attractive, economical method for telecommunications service providers to add a high-capacity extension to their own networks and service territories, especially as they seek to rapidly penetrate new markets opening as a result of the Telecommunications Act. The Company's Carrier Services can also provide cost-efficient route diversity where network reliability concerns require multiple telecommunications paths.

         Since the commercial introduction of the Company's Carrier Services in October 1995, the number of carrier customers has increased significantly. Such customers include Ameritech Cellular Services, AT&T Wireless, Bell Atlantic/NYNEX Mobile, Brooks Fiber, Cellular One, PrimeCo Personal Communications, Siemens Stromberg-Carlson, Teleport Communications and Western Wireless. In addition, the Company has entered into multi-year master service agreements with American Communications Services, Electric Lightwave, IntelCom, MCI Communications and Pacific Bell. These agreements establish the framework under which such companies may effect the integration of Wireless Fiber services into their own telecommunications networks. The Company is in the process of negotiating additional master service agreements with other large telecommunications providers, including AT&T.

         MARKET WIRELESS FIBER SERVICES AS A SOLUTION TO GROWING CAPACITY SHORTAGES. The Company believes that demand for its Wireless Fiber-based CLEC and Carrier Services will grow because of the expanding volume of data communications traffic resulting from increasing Internet usage and other high-volume data transmission requirements. This type of traffic increasingly requires high-capacity, end-to-end networks that are often difficult to provide economically with older RBOC and LEC infrastructure.

         PROVIDE INFORMATION AND CONTENT SERVICES. The Company believes that the ability to deliver information and other content will become an increasingly important factor in the choice of a telecommunications provider by businesses as competition increases and the markets covered by the Wireless Licenses mature. Accordingly, the Company actively seeks opportunities to utilize its information and content services to enhance the marketability of the Company's telecommunications services.

DEVELOPMENT OF CORE ASSETS

         The Company believes that in order to effectively compete with incumbent LECs and other telecommunications service providers in its target markets, it must develop a core group of assets, capabilities and resources. The Company has made substantial progress in acquiring and developing these core assets, which include:

         TRANSMISSION AND SWITCHING FACILITIES. In October 1996, the Company initiated local switched services in New York City, utilizing its first 5ESS switch, purchased from Lucent Technologies, Inc. ("Lucent"), and facilities leased from NYNEX. In April 1997, the Company initiated local switched services in Chicago. During the next three years, the Company intends to install Lucent switches to serve most of its major markets. The Company has acquired the necessary Roof Rights to install its Wireless Fiber transmission facilities on approximately 900 buildings and is acquiring Roof Rights to an additional 50 to 75 buildings per month. The Company also has developed monitoring and management systems that will ensure the efficient use of its networks and provide network reliability and transmission quality equivalent to that provided by fiber-optic networks. The Company recently completed construction of a network operating center ("NOC"), which is operating 24 hours a day, 7 days a week, and is currently building a national field service force.

         STATE AUTHORIZATIONS. The Company has obtained authorization to operate as a CLEC in 20 states and the District of Columbia and is in the process of seeking authorization to operate as a CLEC in a number of additional jurisdictions. The Company is authorized to provide its local access and other Carrier Services as a CAP in 32 states and has applications pending for such authorizations in a number of additional jurisdictions.

         SALES AND CUSTOMER SUPPORT ORGANIZATIONS. The Company is expending a significant amount of time and capital to build a dedicated, responsive sales and customer support organization in order to ensure that the people and systems necessary to achieve customer satisfaction keep pace with a growing customer base. The Company has a direct sales organization for its CLEC services, currently consisting of more than 240 people located in 12 major cities, and a Carrier Services sales group, currently consisting of more than 70 people.

         INFORMATION SYSTEMS. The Company is investing significant capital developing state-of-the-art information systems platforms directed toward the accurate and flexible handling of the billing and customer satisfaction requirements of a diverse customer base purchasing a variety of telecommunications services. The Company believes that its information systems allow it to provide customers with a level of service and responsiveness that many other telecommunications service providers do not offer and that such level of service will become a key factor in customers' choice of telecommunications service providers as the market matures.

         EXPERIENCED MANAGEMENT AND OPERATING PERSONNEL. The Company has assembled a management team and hired operating personnel experienced in all areas of telecommunications operations, including more than 200 former officers and employees of MCI Communications and more than 50 former officers and employees of Sprint Corporation, as well as officers and employees from other established telecommunications companies. The Company plans to hire additional experienced telecommunications marketing and operations personnel as appropriate.

WINSTAR EQUIPMENT

         WinStar Equipment is a recently organized, wholly owned subsidiary of the Company established to facilitate the financing and purchase of telecommunications equipment and inventory ("Designated Equipment"), including radios, antennae, switches, cable, service vehicles and related equipment and software, used in the Company's businesses and for the buildout of its telecommunications operations. WinStar Equipment will use the proceeds of the Equipment Notes Offering (as defined) to purchase Designated Equipment which it will, in turn, lease in connection with the furtherance of the Company's telecommunications business.

         In April 1997, counsel for the Company delivered to the Commission a letter ("No-Action Letter") asking the Commission to confirm that it would not raise any objection if the Company does not include either separate financial statements of WinStar Equipment or summarized financial information regarding WinStar Equipment in the Company's periodic reports filed pursuant to the Exchange Act or the Registration Statement of which this Prospectus forms a part. In addition, the No-Action Letter requests that the Commission agree that it will not raise any objection if WinStar Equipment does not comply with the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act. The Company believes that its position with respect to financial information of WinStar Equipment is appropriate because: (i) WinStar Equipment does not and will not generate any revenue other than lease payments it receives from the lessees of equipment, which payments WinStar Equipment will in turn apply to service the debt evidenced by the Equipment Notes; (ii) WinStar Equipment has no operating history and no assets other than cash and cash equivalents, the Designated Equipment it has already purchased with the proceeds of the Equipment Notes, and the Designated Equipment it will purchase in the future until the proceeds from the Equipment Notes are exhausted; (iii) the Company is the sole shareholder of WinStar Equipment, which currently has no employees; (iv) each of WinStar Equipment's officers and directors is also an employee of the Company; and (v) Win Star Equipment has no independent operations other than to function as a telecommunications equipment leasing company serving primarily WinStar and its telecommunications businesses.

OTHER BUSINESSES

         The Company has historically generated a significant portion of its revenues from the resale of long distance services to residential customers. As part of its CLEC service offerings, the Company is focusing on the sale of long distance services to small and medium-sized businesses and is not currently marketing such services to residential customers on an active basis, except through established affinity group and other targeted programs.

         Prior to the Company's entry into the telecommunications industry, it marketed and distributed consumer products, including personal care and bath and beauty products, through a nonstrategic subsidiary. That subsidiary continues to sell such products, primarily to large retailers, mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional retail chains.

CORPORATE INFORMATION

         The Company and WinStar Equipment were incorporated under the laws of the State of Delaware in September 1990 and February 1997, respectively, and their principal offices are located at 230 Park Avenue, New York, New York 10169. Their phone number is (212) 584-4000.

                          SUMMARY OF THE EXCHANGE OFFER

BACKGROUND - THE PRIVATE OFFERING OF DEBT SECURITIES

General ........... In March 1997, the Company sold an aggregate of $100.0 million principal amount of Old Senior Notes and WinStar Equipment sold an aggregate of $200.0 million principal amount of Old Equipment Notes in an institutional private placement ("1997 Debt Placement") to the Initial Purchasers. The principal purpose of the 1997 Debt Placement was to raise proceeds to fund the expansion of the Company's Wireless Fiber services and the general development and growth of the Company's telecommunications operations.

Exchange of
 Old Notes ........ Pursuant to the Registration Agreement, the Company is
                    obligated to consummate the Exchange Offer with respect to the Old Senior Notes and WinStar Equipment is obligated to consummate the Exchange Offer with respect to the Old Equipment Notes pursuant to the Registration Statement of which this Prospectus forms a part or, if required in lieu thereof, cause the Old Senior Notes or Old Equipment Notes, as the case may be, to be registered under the Securities Act pursuant to a shelf registration statement. If (i) by September 15, 1997, neither the Exchange Offer is consummated nor the shelf registration statement is declared effective; or (ii) after either the Registration Statement of which this Prospectus forms a part (or the shelf registration statement) is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of the Old Notes or the applicable New Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) and (ii) a "Registration Default"), additional interest of 0.50% will accrue on such Notes from and including the date on which any such Registration Default shall occur, but excluding the date on which all Registration Defaults have been cured.

TERMS OF THE EXCHANGE OFFER

The Exchange Offer  Pursuant to the Exchange Offer, $1,000 principal amount of
                    New Notes will be issued in exchange for each $1,000 principal amount of outstanding Old Notes validly tendered and not withdrawn. The New Notes will be issued to tendering holders of Old Notes as promptly as practicable after the Expiration Date.

Resale ............ Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" (within the meaning of Rule 405 under the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Each of the Company and WinStar Equipment has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely on the foregoing position of the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company.

                    The Exchange Offer is not being made to, nor will be accepted from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

Expiration Date ... 5:00 p.m., New York City time, on_________ __ 1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations. The Company may extend the Expiration Date in its sole and absolute discretion.

Conditions to the
 Exchange Offer ... The Exchange Offer is not subject to any conditions, other than that the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission. See "The Exchange Offer -- Conditions to the Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

Procedures for
 Tendering Old
 Notes ............ Each holder of Old Notes wishing to accept the Exchange
                    Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or a facsimile thereof, together with the Old Notes to be exchanged and any other required documentation to U.S. Trust, as Exchange Agent, at the address set forth herein and therein. By executing a Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

Special Procedures
 for Beneficial
 Owners ........... Any beneficial owner whose Old Notes are registered in the name of a broker, commercial bank, trust company or other nominee, and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. Beneficial owners should be aware that the transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed
 Delivery
 Procedures ....... Holders of Old Notes who wish to tender such Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering."

Acceptance of Old
 Notes and
 Delivery of
 New Notes ........ Subject to certain conditions (as described more fully in
                    "The Exchange Offer -- Conditions to the Exchange Offer"), the Company and WinStar Equipment, as the case may be, will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights . Subject to the conditions set forth herein, tenders of Old
                    Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

Certain Federal
 Income Tax
 Considerations ....The exchange pursuant to the Exchange Offer should not constitute a taxable exchange for federal income tax purposes. Each New Note should be treated as having been originally issued at the time the Old Note exchange therefor was originally issued. However, holders should consult their own tax advisors. See "Certain United States Federal Income Tax Considerations."

Exchange Agent .... U.S. Trust, the Trustee under the Indentures, is serving as
                    Exchange Agent in connection with the Exchange Offer. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 852-1000 and the facsimile number for the Exchange Agent is (212) 852-1625.

SEE "THE EXCHANGE OFFER," BELOW, FOR MORE DETAILED INFORMATION CONCERNING THE TERMS OF THE EXCHANGE OFFER.

                                  THE NEW NOTES

         The Exchange Offer applies to $100.0 million aggregate principal amount of Old Senior Notes and $200.0 million principal amount of Old Equipment Notes. The form and terms of the New Notes will be the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and the New Senior Notes and New Equipment Notes will be entitled to the benefits of the Senior Notes Indenture and Equipment Notes Indenture, respectively. Upon consummation of the Exchange Offer, the New Senior Notes will be treated as a single class with any Old Senior Notes, and the New Equipment Notes will be treated as a single class with any Old Equipment Notes, that remain outstanding. Upon consummation of the Exchange Offer, the Old Notes will not be entitled to certain registration rights under the Registration Agreement. See "Description of Notes."

SECURITIES OFFERED

 New Senior Notes . $100,000,000 principal amount of 14 1/2% Senior Deferred
                    Interest Exchange Notes Due 2005 of the Company.

 New Equipment
  Notes ........... $200,000,000 principal amount of 12 1/2% Guaranteed Senior
                    Secured Exchange Notes Due 2004 of WinStar Equipment.

MATURITY DATE

  New Senior Notes  October 15, 2005.

  New Equipment
   Notes .......... March 15, 2004.

INTEREST PAYMENT DATES

  New Senior
   Notes .......... April 15 and October 15, commencing April 15, 2001. Until
                    October 15, 2000, interest on the New Senior Notes will accrue at a rate of 14 1/2% per annum and be compounded semiannually on each SemiAnnual Interest Accrual Date, but, other than additional interest payable upon any Registration Default, will not be payable in cash. Interest on the Accumulated Amount of the New Senior Notes as of October 15, 2000 will be payable semiannually in cash, commencing April 15, 2001. For a discussion of the federal income tax treatment of the New Senior Notes under the original issue discount rules, see "Certain United States Federal Income Tax Considerations."

  New Equipment
   Notes            March 15 and September 15, commencing September 15, 1997.

OPTIONAL REDEMPTION

  New Senior Notes  The New Senior Notes will not be redeemable prior to October
                    15, 2000. Thereafter, the New Senior Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest, if any, on the Accumulated Amount of the New Senior Notes to the date of redemption.

  New Equipment
   Notes .......... The New Equipment Notes will not be redeemable prior to
                    March 15, 2002, except pursuant to the mandatory redemption provision described below. Thereafter, the New Equipment Notes will be redeemable at the option of WinStar Equipment, in whole or in part, at the redemption prices set forth herein plus accrued interest, if any, to the date of redemption.


  MANDATORY
   REDEMPTION OF
   NEW EQUIPMENT
   NOTES .......... In the event that by March 18, 1999, WinStar Equipment has not applied at least $200.0 million to fund the Acquisition Costs of Designated Equipment ($200.0 million less the amount so applied being herein called the "Unused Equipment Amount"), WinStar Equipment is required to redeem New Equipment Notes in an aggregate principal amount equal to the Unused Equipment Amount at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

  CHANGE OF
   CONTROL ........ Upon a Change of Control (as defined), each holder of Notes may require the Issuer of such Notes to repurchase such Notes at 101% of (i) in the case of the New Senior Notes, the Accumulated Amount of such Notes on the date of repurchase and (ii) in the case of the New Equipment Notes, the principal amount of such Notes, plus, in either case, accrued interest, if any, on such amount to the date of repurchase.

RANKING

  GENERAL ......... At December 31, 1996, after giving effect to the 1997 Debt
                    Placement and the repayment of certain indebtedness, the Company would have had (on an unconsolidated basis) approximately $572.9 million of indebtedness, $484.7 million of which would have been senior indebtedness (including the Old Equipment Note Guarantee and the Company's outstanding 14% Senior Discount Notes due 2005 ("1995 Senior Notes")) and $88.2 million of which would have been subordinated indebtedness (consisting of the Company's outstanding 14% Convertible Senior Subordinated Discount Notes due 2005 (the "Convertible Notes" and, together with the 1995 Senior Notes, the "1995 Notes")). The Company is a holding company and, accordingly, the New Senior Notes and the New Equipment Note Guarantee will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. At December 31, 1996, after giving effect to the 1997 Debt Placement and the repayment of certain indebtedness, the total liabilities of the Company's subsidiaries would have been approximately $256.4 million, including trade payables.

  NEW SENIOR NOTES
   AND NEW
   EQUIPMENT
   NOTE GUARANTEE . The New Senior Notes and the New Equipment Note Guarantee
                    will be unsecured, senior obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company, including the 1995 Senior Notes, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company, including the Convertible Notes.


  NEW EQUIPMENT
   NOTES .......... The New Equipment Notes will be secured, senior obligations of WinStar Equipment.

  SECURITY/
   GUARANTEE ...... The New Equipment Notes will be secured by liens on
                    Designated Equipment purchased with the proceeds of the Equipment Notes Offering. In addition, the New Equipment Notes will be unconditionally guaranteed by the Company pursuant to the New Equipment Note Guarantee.

  RESTRICTIVE
   COVENANTS ...... The New Notes will be issued pursuant to the 1997
                    Indentures, which restrict the incurrence of additional debt by WinStar, the issuance of debt and preferred stock by WinStar's subsidiaries, dividends on and redemptions of capital stock of WinStar, the redemptions of certain subordinated obligations of WinStar, the sale of assets and subsidiaries' stock and transactions with affiliates. The 1997 Indentures also prohibit certain restrictions on distributions from subsidiaries and will restrict WinStar from consolidating or merging with or transferring all or substantially all of its assets to another person. However, all of these restrictions and prohibitions are subject to a number of important qualifications, including the ability of WinStar to designate certain subsidiaries as unrestricted subsidiaries. The Equipment Note Indenture restricts WinStar Equipment from engaging in any business other than the ownership and leasing of the Designated Equipment and related activities.

                                  RISK FACTORS

         See "Risk Factors" commencing on page 20 hereof for a discussion of certain risks that should be considered in connection with an investment in the Notes, including the risks related to historical and anticipated future operating losses and negative EBITDA.

                          SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

         The summary financial data presented below for the year ended February 28, 1995, the ten months ended December 31, 1995 and as of and for the year ended December 31, 1996 have been derived from the Company's audited Consolidated Financial Statements included elsewhere in this Prospectus. The summary financial data for the year ended December 31, 1995 has been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statement has been prepared on the same basis as the audited Consolidated Financial Statements and includes all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period.





                                                        TEN MONTHS
                                      YEAR ENDED          ENDED                   YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                     FEBRUARY 28,      DECEMBER 31,
                                        1995              1995           1995           1996            1996(1)
                                     ----------        ----------     -----------    -----------     ------------
                                                                                 ACTUAL               PRO  FORMA
                                                                                 ------              ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

Statement of Operations Data:
Net sales:
  Telecommunications(2) ........      $14,909            $13,137        $14,626        $33,969         $32,481
  Information services .........          473              2,648          2,928         14,650          14,650
  Other ........................       10,183             13,986         15,764         19,429          19,429
                                   -----------      ------------    ------------    -----------    ------------
         Total net sales .......       25,565             29,771         33,318         68,048          66,560

Operating income (loss):

  Telecommunications ...........       (4,984)            (7,288)        (8,437)       (43,698)        (49,805)
  Information services .........         (157)               217            322         (1,409)         (1,409)
  Other ........................          216                681            644            (42)            (42)
  General corporate ............         (944)            (3,861)        (4,761)       (11,373)        (11,373)
                                   -----------      ------------    ------------    -----------    ------------
         Total operating loss ..       (5,869)           (10,251)       (12,232)       (56,522)        (62,629)
Interest expense ...............         (637)            (7,630)        (7,712)       (37,476)        (78,559)
Interest income ................          385              2,890          2,935         10,275           8,213
Other expenses, net ............       (1,109)              (866)        (1,211)       -               -
                                   -----------      ------------    ------------    -----------    ------------
Net loss .......................      (7,230)           (15,857)       (18,220)       (83,723)       (132,975)
Preferred stock dividends ......   -                  -                -              -                (6,000)
                                   -----------      ------------    ------------    -----------    ------------
Net loss applicable to common
  stock ........................     $(7,230)          $(15,857)      $(18,220)      $(83,723)      $(138,975)
                                   -----------      ------------    ------------    -----------    ------------
                                   -----------      ------------    ------------    -----------    ------------

Net loss per common share
  outstanding ..................      $(0.42)            $(0.70)        $(0.82)        $(3.00)         $(4.41)
Weighted average common
  shares outstanding ...........       17,122             22,770         22,287         27,911          31,506
Other Financial Data:
EBITDA(3) ......................     $(5,179)           $(8,952)      $(10,723)      $(49,597)       $(55,657)
Cash interest expense ..........          621              1,270          1,402          2,138          27,144
Capital expenditures ...........        1,816              8,652          9,003         47,961          48,660
Ratio of earnings to fixed
  charges(4) ...................            -                  -              -              -               -


                                                                                   AS OF DECEMBER 31, 1996
                                                                                   -----------------------
                                                                                       (IN THOUSANDS)
                                                                                  ACTUAL        PRO FORMA(5)
                                                                                  ------        ------------

Balance Sheet Data:
Cash, cash equivalents and short-term investments .........................      $122,487           $456,243
Property and equipment, net ...............................................        63,287             64,678
Total assets ..............................................................       290,223            770,861
Current portion of long-term debt and capital lease obligations ...........        23,036              5,209
Long-term debt and capital lease obligations, less current portion ........       284,339            584,339
Common and preferred stock and additional paid-in capital .................        75,726            246,730
Stockholders' equity (deficit) ............................................      (49,671)            121,333



-----------

(1) Gives effect to the Milliwave Acquisition in January 1997, the issuance by the Company of $100,000,000 of its 6% Series A Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") in a private placement in February 1997 ("Preferred Stock Placement"), and the 1997 Debt Placement (including the application of a portion of the proceeds therefrom to repay certain indebtedness), as if they occurred as of January 1, 1996. Interest expense has been adjusted to include approximately $41.1 million of interest on the Notes and amortization of debt offering costs and other related fees, but not to include interest income earned on additional available cash.

(2) The Company has generated minimal revenues from its Wireless Fiber services.

(3) EBITDA consists of loss before interest, income taxes, depreciation and amortization and other income and expense. EBITDA is a measure commonly used in the telecommunications industry and is presented to enhance an understanding of the Company's operating results and ability to service its debt. It is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated.

(4) For the year ended February 28, 1995, the ten months ended December 31, 1995, and the years ended December 31, 1995 and 1996, earnings were insufficient to cover fixed charges by $7,230,000, $15,857,000, $18,220,000 and $84,043,000, respectively. On a pro forma basis, giving effect to the Milliwave Acquisition, the Preferred Stock Placement and the 1997 Debt Placement (including the application of a portion of the proceeds therefrom to repay certain indebtedness), as if they occurred on January 1, 1996, earnings would have been insufficient to cover fixed charges by $133,295,000. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rent expense (one-third) that the Company believes to be representative of interest.

(5) Adjusted to reflect the Milliwave Acquisition, the Preferred Stock Placement and the 1997 Debt Placement (including the application of a portion of the proceeds therefrom to repay certain indebtedness), as if they occurred as of December 31, 1996.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any of such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (a) the Company's ability to service its debt or to obtain financing for the buildout of its telecommunications network; (b) the Company's ability to attract and retain a sufficient revenue-generating customer base; (c) competitive pressures in the telecommunications industry; and (d) general economic conditions. For further information and other factors which could affect the financial results of the Company and such forward-looking statements, see "Risk Factors."

                                  RISK FACTORS

         THE NEW NOTES OFFERED HEREBY CONTAIN THE SAME TERMS AND CONDITIONS AS THE OLD NOTES AND, ACCORDINGLY, INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO BOTH THE OLD NOTES AND THE NEW NOTES.

HISTORICAL AND ANTICIPATED FUTURE NET AND OPERATING LOSSES AND NEGATIVE EBITDA

         The Company has incurred significant operating and net losses attributable in substantial part to the development of its telecommunications businesses. The Company historically has had net losses and negative EBITDA, including net losses and negative EBITDA of approximately $15.9 million and $9.0 million, respectively, for the ten months ended December 31, 1995, and $83.7 million and $49.6 million, respectively, for the year ended December 31, 1996. The Company has been offering local access and other Carrier Services only since December 1994, and local exchange services as a CLEC only since April 1996, and has made and is making significant expenditures in the development of its local telecommunications operations, including expenditures associated with establishing an operating infrastructure and introducing and marketing its telecommunications services. The Company expects to continue to experience significant and increasing operating losses, net losses and total and per share amounts of net loss, along with decreasing net current assets, and to generate increasingly negative EBITDA while it seeks to establish a sufficient revenue-generating customer base and build its network infrastructure so that it can provide services over its own facilities. As a result of increased expenses, principally relating to an increase in the number of employees in connection with the rollout of CLEC services and expenses relating to the servicing of debt, there will continue to be substantial increases in the Company's net loss, operating loss and negative EBITDA. There can be no assurance that the Company will achieve or sustain positive EBITDA or profitability or at any time have sufficient financial resources to make principal and interest payments on its outstanding debt, including the Notes offered hereby.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS

           The Company has significant indebtedness and interest expense. At December 31, 1996, on a pro forma basis giving effect to the 1997 Debt Placement and the repayment of certain indebtedness, the Company would have had, on a consolidated basis, approximately $589.6 million of indebtedness, including capitalized lease obligations. The accrual of interest on the 1997 Notes and the accretion of original issue discount on the 1995 Notes will significantly increase the Company's liabilities (except to the extent that the Convertible Notes are converted into the Company's common stock (the "Common Stock")). Additionally, the Company may need to incur additional indebtedness in the future. The indentures pursuant to which the 1995 Notes were issued (the "1995 Indentures") and the 1997 Indentures limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries. Additionally, the 1995 Indentures and the 1997 Indentures do not limit the amount of indebtedness that may be incurred by the Company's new media and consumer products subsidiaries.

         The level of the Company's indebtedness could have important consequences, including the following: (i) the combined debt service requirements of the 1995 Notes and the 1997 Notes could make it more difficult for the Company to make payments on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in the Company's business;
(iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (v) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness would make it more vulnerable in the event of a downturn in its business or if operating cash flow does not significantly increase.

HOLDING COMPANY STRUCTURE; RANKING OF THE NOTES; SECURED INDEBTEDNESS

         The Company is a holding company and its only material assets consist of the common stock of its operating subsidiaries and the proceeds raised from certain private placements of equity and debt securities, all of which the Company has loaned or contributed, or intends to loan or contribute, to its subsidiaries. The Company may have to rely upon dividends and other payments from its subsidiaries to generate the funds necessary to pay the principal of and interest on the 1995 Notes and 1997 Notes. The subsidiaries, however, are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes (except for WinStar Equipment's obligation to pay the Equipment Notes) or the Equipment Note Guarantee or to make funds available for such payment. The Company's subsidiaries have not guaranteed the Old Notes and will not guarantee the New Notes. The ability of the Company's subsidiaries to make such dividends and other payments to the Company is subject to, among other things, the availability of funds, the terms of such subsidiaries' indebtedness and applicable state laws. See "Description of Certain Indebtedness and Preferred Stock." Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Senior Notes. Accordingly, the New Senior Notes and the New Equipment Note Guarantee will be effectively subordinated to all liabilities (including trade payables) of the subsidiaries of the Company. At December 31, 1996, after giving effect to the issuance of the Old Notes, the subsidiaries of the Company had approximately $256.4 million of liabilities (excluding intercompany payables to the Company and each other), including $225.0 million of indebtedness (including the Equipment Notes). See "Description of the Notes."

         The New Senior Notes and the New Equipment Note Guarantee will be unsecured indebtedness of the Company. At December 31, 1996, on a pro forma basis giving effect to the 1997 Debt Placement and the use of a portion of the proceeds thereof through the date of this Prospectus, including the repayment of certain indebtedness, the Company had an aggregate of approximately $589.6 million of indebtedness, including capitalized lease obligations, approximately $37.0 million of which was secured by liens on assets of the Company and/or its subsidiaries. In the event such secured indebtedness goes into default and the holders thereof foreclose on the collateral, the holders of secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including the New Senior Notes and the New Equipment Note Guarantee, notwithstanding the existence of any event of default with respect to the New Senior Notes. The 1995 Indentures and 1997 Indentures also permit the Company to incur additional secured indebtedness and to grant additional liens. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of secured indebtedness will have a claim, prior to the claim of the holders of the New Senior Notes, on the assets of the Company securing such indebtedness. In addition, to the extent that the value of such collateral is insufficient to satisfy such secured indebtedness, holders of amounts remaining outstanding on such secured indebtedness (as well as other unsubordinated creditors of the Company) are entitled to share pari passu with the 1995 Senior Notes and Senior Notes with respect to any other assets of the Company. Assets remaining after satisfaction of the claims of holders of secured indebtedness may not be sufficient to pay all or any portion of amounts due on the Senior Notes then outstanding and the Equipment Note Guarantee. See "Description of the Notes-Ranking."

LIMITED PURPOSE, ASSETS AND SOURCES OF REVENUES OF WINSTAR EQUIPMENT

         WinStar Equipment was recently organized by the Company solely to facilitate the financing and purchase of Designated Equipment. Currently, WinStar Equipment has no assets. WinStar Equipment's assets consist solely of a combination of the proceeds received from the sale of the Old Equipment Notes, Designated Equipment and the Leases. WinStar Equipment's only source of revenues will be payments due to it pursuant to the terms of the Leases and, accordingly, the ability of WinStar Equipment to make payments of principal and interest on the Equipment Notes will be dependent on the ability of the lessees to make payments under the Leases. Accordingly, there can be no assurance that WinStar Equipment will be able to generate sufficient funds from its business to meet its obligations to pay principal and interest on the New Equipment Notes, in which event the Company would be obligated to make such payment in accordance with the Equipment Note Guarantee.

RISKS REGARDING THE COLLATERAL

         Although the Equipment Notes are secured by Designated Equipment acquired by WinStar Equipment, the value of the collateral is expected to be substantially less than the principal amount of the Equipment Notes. The Equipment Notes are not secured by the proceeds from the issuance of the Equipment Notes, but only by such Designated Equipment. WinStar Equipment does not expect to use substantially all the proceeds from the sale of the Equipment Notes until some time in late 1998 or early 1999. Until WinStar Equipment uses all such proceeds, the Equipment Notes will not be secured by Designated Equipment having an aggregate purchase price equal to the principal amount of the Equipment Notes; and, in any event, the purchase price of any such Designated Equipment may not represent the value that a secured party would be able to receive upon enforcement of its security interest in such

Designated Equipment. Furthermore, it is likely that the value of such Designated Equipment will decrease over time as such Designated Equipment is deployed in the business and equipment manufacturers develop improved products or similar products at reduced prices. Except for the requirement to redeem Equipment Notes in an amount equal to the unused proceeds from the issuance of the Equipment Notes, WinStar Equipment is not required to reduce the outstanding amount of the Equipment Notes based on the value of the collateral. Therefore, it is likely that, if the Equipment Notes were in default and the Trustee attempted to foreclose on the collateral, the value of the collateral would be substantially less than the amount of the indebtedness under the Equipment Notes.

         The security interest in Designated Equipment acquired by WinStar Equipment will not arise until WinStar Equipment actually acquires such Designated Equipment, which (except for the limited amount of equipment acquired contemporaneously with the closing of the 1997 Debt Placement) will be substantially after the issuance of the Equipment Notes. As a result, the security interest arising in connection with the later acquired Designated Equipment may be subject to challenge, in a bankruptcy or reorganization of WinStar Equipment, as a preferential transfer insofar as such security interest secures an antecedent debt. In such event, if WinStar Equipment became subject to a bankruptcy or similar proceeding during the preference period (generally 90 days) following the acquisition of any Designated Equipment, the security interest in such Designated Equipment could be set aside in such proceeding for the benefit of other creditors (if any) of WinStar Equipment. See "Description of the Notes."

FAILURE TO MAINTAIN PERFECTED SECURITY INTEREST

         Under the Equipment Notes Indenture, WinStar Equipment is required to secure the Equipment Notes by granting liens on the Designated Equipment. WinStar Equipment has filed UCC-1 financing statements naming WinStar Equipment as debtor and the Equipment Notes Trustee (as defined) as the secured party acting as collateral agent for holders of Equipment Notes with the Secretary of State or other appropriate office of each state in the United States. WinStar Equipment will covenant to maintain the effectiveness of such filings under the relevant provisions of the Uniform Commercial Code. However, the liens will be perfected only to the extent that such filings are sufficient to perfect liens on the Designated Equipment. Generally, filings will not be made in local filing offices, in real estate records, with any Federal office or agency or in respect of any certificate of title. Failure to make additional filings or to maintain the contemplated filings may allow other creditors of WinStar Equipment to obtain rights to the Designated Equipment equal or superior to those of the holders of the Equipment Notes. Owners or mortgagees of property on which items of Designated Equipment are installed may also obtain such rights. This could result in all or some of the value of the Designated Equipment acquired by WinStar Equipment not being available to the holders of the Equipment Notes to satisfy the outstanding indebtedness of the Equipment Notes in the event of a default. Such failure could arise, among other reasons, because of the failure to file continuation statements prior to the expiration of each five-year period after the initial filing or because of the failure to make the additional filings discussed above. Accordingly, investors should not rely on the perfection of any specific lien in making an investment decision to purchase Equipment Notes.

NEED TO REFINANCE SUBSTANTIAL AMOUNT OF INDEBTEDNESS TO REPAY EQUIPMENT NOTES AT MATURITY

         The Equipment Notes mature in March 2004. If WinStar Equipment does not have cash flow from operations with which to pay the Equipment Notes, the Company, as guarantor, would be required to pay the Equipment Notes, and in the absence of sufficient cash flows of its own, the Company would be forced to raise the cash to pay the Equipment Notes through equity offerings or additional debt financings. The Company's ability to raise additional debt financing to repay the Equipment Notes is severely restricted under the terms of the 1995 Indentures, which may require the Company to refinance the Old Notes prior to or simultaneously with any refinancing of the Equipment Notes. Accordingly, the Company may be forced to refinance a substantial amount of other indebtedness in order for the Equipment Notes to be paid when due. There can be no assurance that the Company will be able to refinance any or all of such indebtedness at such time.

RISKS RELATED TO CLEC STRATEGY; ANTICIPATED INITIAL NEGATIVE OPERATING MARGINS IN CLEC BUSINESS

         The Company is pursuing an accelerated strategy to enter the local exchange services market as a CLEC in the metropolitan areas in which it has Wireless Licenses and to develop and obtain the facilities necessary to provide its own local exchange services. The Company has virtually no experience providing local exchange services and there can be no assurance that the Company's CLEC strategy will be successful. In addition, local exchange service providers have never utilized 38 GHz wireless-based systems as a significant segment of their local exchange services facilities and there can be no assurance that the Company will be successful in implementing its Wireless Fiber-based system. The Company's CLEC strategy is subject to risks relating to: the receipt of necessary regulatory approvals; the negotiation and implementation of resale agreements with other local service providers; the negotiation and implementation of interconnection agreements with RBOCs and other incumbent LECs; the failure of LECs and RBOCs to honor the letter and spirit of consummated interconnection agreements; the ability of third-party equipment providers and installation and maintenance contractors to meet the Company's rollout schedule; the recruitment of additional personnel in a timely manner, so as to be able to attract and service new customers but not incur excessive personnel costs in advance of the rollout; the Company's ability to attract and retain new customers through delivery of high-quality services; the potential adverse reaction to the Company's services by the Company's carrier customers, which may view the Company as a competitor; and the Company's ability to manage the simultaneous implementation of its plan in multiple markets. In addition, the Company is subject to the risk of unforeseen problems inherent in being a new entrant in a rapidly evolving industry.

         Historically, almost all of the Company's telecommunications revenues have been derived from the resale of long distance services to residential customers. As part of its CLEC strategy, the Company is marketing its long distance services to small and medium-sized businesses and is no longer actively marketing such services to residential customers, except through certain established affinity and other target programs. As a result, revenues from the provision of long distance services to residential customers can be expected to substantially decline through attrition of the Company's long distance residential customer base.

         Although the Company's initial implementation of its CLEC strategy entails the resale of the facilities and services of other service providers, which itself is dependent on the negotiation and implementation of satisfactory resale arrangements, the Company's CLEC strategy will require significant capital investment related to the purchase and installation of numerous switches and the interconnection of these facilities to customers' buildings and LEC and CLEC local networks, including the installation of Wireless Fiber links and the buildout of other facility infrastructure, in advance of generating material revenues.

         As the Company rolls out its CLEC operations, it will experience negative operating margins while it develops its facilities. After initial rollout of its CLEC services in a particular city, the Company expects operating margins for such operations to improve only when and if: (i) sales efforts result in sufficiently increased volumes of traffic; (ii) the Company has installed a switch and a sufficient number of Wireless Fiber links so that a substantial portion of the Company's traffic in that city can be originated and terminated over the Company's Wireless Fiber facilities instead of LEC or other CLEC facilities; and (iii) higher margin-enhanced services are sought by, provided to and accepted by customers. While the Company believes that the unbundling and resale of LEC services and the implementation of local telephone number portability (which will permit customers to retain their telephone numbers when switching carriers), which are mandated by the Telecommunications Act, will reduce the Company's costs of providing local exchange services and facilitate the marketing of such services, there can be no assurance that the Company's CLEC operations will become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs and other CLECs. The Company's failure to implement its CLEC strategy successfully would have a material adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

NEGATIVE OPERATING MARGINS IN THE INITIAL PROVISION OF WIRELESS FIBER-BASED CARRIER SERVICES

         The Company has experienced negative operating margins in connection with the development and initial provision of its Wireless Fiber-based Carrier Services and expects to continue to experience negative operating margins until it develops a sufficient revenue-generating customer base for such services. In order to demonstrate the efficacy of Wireless Fiber, the Company often provides complimentary service on a trial basis for a limited period. The Company expects to improve operating margins in the provision of its Carrier Services over time by: (i) obtaining appropriate Roof Rights; (ii) acquiring and retaining an adequate customer base; (iii) placing telecommunications traffic of new customers and additional telecommunications traffic of existing customers across installed Wireless Fiber links; and (iv) inducing providers of telecommunications services to utilize and market the Company's Wireless Fiber services as part of their own networks, systems and services, thereby reducing the Company's related marketing costs. If the

Company fails to accomplish any of the foregoing, particularly acquiring and retaining an adequate customer base, it will not be able to improve the operating margins of its Carrier Services business. There can be no assurance that the Company will be able to achieve or sustain positive operating margins. Failure to achieve positive operating margins would have a material adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

RISKS ASSOCIATED WITH RAPID EXPANSION AND ACQUISITIONS

         The Company intends to pursue a strategy of aggressive and rapid growth, including the accelerated rollout of its CLEC services, acquisitions of businesses and assets, including additional spectrum licenses, continued aggressive marketing of its Carrier Services, and the hiring of additional management, technical and marketing personnel, all of which will result in significantly higher operating expenses. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes. As part of its strategy, the Company may acquire complementary assets or businesses. The pursuit of acquisition opportunities will place significant demands on the time and attention of the Company's senior management and will involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with the Company's existing operations. Employees and customers of acquired businesses may sever their relationship with such businesses during or after the acquisition. There can be no assurance that the Company will be able to successfully consummate any acquisitions or integrate any business or assets which it may acquire into its operations.

COMPETITION

         The Company is subject to intense competition in each of the areas in which it operates. Many of the Company's competitors have longer-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. Further, sales of the Company's Carrier Services are typically made to other telecommunications providers that compete or may compete in the future with the Company.

         LOCAL TELECOMMUNICATIONS MARKET. The local telecommunications market is intensely competitive for new entrants and currently is dominated by the RBOCs and other LECs. The LECs have long-standing relationships with their customers, have the ability to subsidize competitive services with revenues from a variety of other services and benefit from existing state and federal regulations that currently favor the LECs over the Company in certain respects. In addition to competition from the LECs, the Company also faces competition from a growing number of new market entrants, such as other CLECs and CAPs. The Company also may face competition in the provision of local telecommunications services from cable companies, electric utilities, LECs operating outside their current local service areas and IXCs. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which are expected to accelerate as a result of the passage of the Telecommunications Act, could give rise to significant new or stronger competitors. The Company currently also faces or anticipates facing competition from other entities which offer, or are licensed to offer, 38 GHz services and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum (including 2 GHz, 18 GHz and 28 GHz, among others). The Company's Internet services also face significant competition from, among others, cable television operators deploying cable modems that provide high-speed data transmission over existing coaxial cable television networks. As competition increases in the local telecommunications market, the Company anticipates that general pricing competition and pressures will increase significantly. The Company has not obtained significant market share in any of the areas where it offers its services, nor does it expect to do so given the size of the local telecommunications services market, the intense competition therein and the diversity of customer requirements. There can be no assurance that the Company will be able to compete effectively in any of its markets.

         LONG DISTANCE MARKET. The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes for long distance customers with major IXCs, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company generally leases its access facilities. The Company believes that the RBOCs and CLECs also will become significant competitors in the long distance telecommunications industry. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by competitors. Any such reductions could adversely affect the Company. In addition, LECs have been obtaining additional pricing and regulatory flexibility. This may enable LECs to grant volume discounts to larger long distance companies, which also could put the Company's long distance business at a disadvantage in competing with larger providers.

         Additionally, providers of long distance services, including the major IXCs, as well as resellers, such as the Company, are coming under intensified scrutiny for marketing activities by them or their agents which result in alleged unauthorized switching of customers from one long distance provider to another. The FCC and a number of state authorities are seeking to introduce more stringent regulations to curtail the intentional or erroneous switching of customers, which could include the imposition of fines, penalties and possible operating restrictions on entities which engage in unauthorized switching activities. In addition, the Telecommunications Act requires the FCC to prescribe regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers. The effects, if any, of the adoption of any such proposed regulations would have on the long distance industry and the business practices therein cannot be predicted. Statutes and regulations which are or may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services it offers.

         NEW MEDIA BUSINESS. The industry in which the Company's new media subsidiary competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media subsidiary competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing distribution channels. There can be no assurance that the Company will be able to compete successfully in the emerging new media industry.

         CONSUMER PRODUCTS BUSINESS. The consumer products industry is subject to changes in styles and consumer tastes. An unanticipated change in consumer preferences inconsistent with the Company's merchandise lines could have a material adverse effect upon its operations. The Company's product lines are subject to intense competition with numerous manufacturers and distributors of hair, beauty and bath products. Mass merchandisers, drug store chains, and other mass volume retailers typically utilize freestanding pegboard fixtures or pegboard wall fixtures, as well as in-line shelving and end-cap displays, to display their products. Competition for shelf and wall space for product placement is intense, as many companies seek to have their products strategically placed within the store. Competition also exists with respect to product name recognition and pricing, since retailers and consumers often choose products on the basis of name brand, cost and value. Many of the Company's competitors have greater product and name recognition, as well as much larger and more sophisticated sales forces, product development, marketing and advertising programs and facilities. The Company generally competes by attempting to offer retail customers quality, service and products at reasonable prices.

SIGNIFICANT CAPITAL REQUIREMENTS

         The expansion of the Company's telecommunications operations and the continued funding of operating expenses will require substantial capital investment. Additionally, as part of its strategy, the Company may seek to acquire complementary assets or businesses (including additional spectrum licenses, by auction or otherwise), which also could require substantial capital investment. The Company's decision to accelerate the development of its CLEC operations in response to the Telecommunications Act has substantially increased the Company's capital expenditure requirements. Management anticipates, based on current plans and assumptions relating to its operations, that the Company's existing financial resources and additional equipment financing arrangements which the Company intends to seek, will be sufficient to fund the Company's growth and operations for approximately 24 to 30 months from the date of this Prospectus. In order to provide additional future liquidity to the Company, the Company has obtained a commitment for a $150 million facility from affiliates of the Initial Purchasers of the Notes in the 1997 Debt Placement, which subject to the Company satisfying various operating and financial criteria, may be drawn by the Company on March 31, 1999. In the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional spectrum licenses, by auction or otherwise), or if the Company fails to secure additional equipment financing arrangements, the Company may be required to seek additional sources of capital sooner than currently anticipated. Sources of additional capital may include public and private equity and debt financing, sales of nonstrategic assets and other financing arrangements. There can be no assurance that the Company will be able to obtain additional financing or, if such financing is available, that the Company will be able to obtain it on acceptable terms. Failure to obtain additional financing, if needed, could result in the delay or abandonment of some or all of the Company's development and expansion plans, which would have a material adverse effect on the Company's business and could adversely affect the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

GOVERNMENT REGULATION

         The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications, including the resale of long distance services, the provision of local access services necessary to connect callers to long distance carriers and the use of electromagnetic spectrum (i.e., wireless services). With the passage of the Telecommunications Act, the FCC's jurisdiction has been extended to include certain interconnection and related issues that traditionally have been considered subject primarily to state regulation. The state regulatory commissions retain nonexclusive jurisdiction over the provision of telecommunications services to the extent such services involve the provision of jurisdictionally intrastate telecommunications.

         The Telecommunications Act is intended to remove the formal barriers between the long distance and local telecommunications services markets, allowing service providers from each market (as well as providers of cable television and other services) to compete in all communications markets. The Telecommunications Act will permit the RBOCs eventually to compete in the provision of long distance services between local access transport areas ("LATAs"). Additionally, the FCC must promulgate new regulations over the next several years to address mandates contained in the Telecommunications Act, which will change the regulatory environment significantly. The Telecommunications Act generally requires LECs to provide competitors with interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past. However, such interconnection and the terms thereof are subject to negotiations with each LEC, which may involve considerable delays and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, although the Company may petition the proper regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain acceptable interconnection agreements. In addition, the Telecommunications Act requires the promulgation of regulations to implement universal service reform, to revise the existing subsidy system which is intended to provide support for the provision of ubiquitous telephone service and to effect access charge reform to more closely align the access charges required to be paid by the long distance carriers to the LECs to the actual cost of providing service. The Company is unable to predict what effect the Telecommunications Act will have on the telecommunications industry in general and on the Company in particular. No assurance can be given that any regulation will broaden the opportunities available to the Company or will not have a material adverse effect on the Company and its operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

         As required by the Telecommunications Act, the FCC adopted, in August 1996, new rules implementing the interconnection and resale provisions of the Telecommunications Act (the "Interconnection Order"). These rules constitute a pro-competitive, deregulatory national policy framework designed to remove or minimize the regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. There can be no assurance how the Interconnection Order will be implemented or enforced or as to what effect such implementation or enforcement will have on competition within the telecommunications industry generally or on the competitive position of the Company specifically. A number of LECs, the National Association of Regulatory Utility Consumers and others have filed in Federal court seeking to appeal aspects of the Interconnection Order and to stay some or all of the rules adopted therein. In October 1996, the United States Court of Appeals for the Eighth Circuit granted a stay of effectiveness of certain provisions of the Interconnection Order, including pricing and the "pick and choose" provisions, pending court review of the merits of the case. Oral argument on this appeal of the Interconnection Order was held in January 1997. As of the date of this Prospectus, no decision has been rendered with respect to such appeal. The Company believes that the stay will not adversely affect its CLEC operations and may positively affect the operations of the Carrier Services business.

FINITE INITIAL TERM OF WIRELESS LICENSES; POTENTIAL LICENSE RENEWAL COSTS; FLUCTUATIONS IN THE VALUE OF WIRELESS LICENSES; TRANSFER OF CONTROL

         The FCC's current policy is to align the expiration dates of all 38 GHz licenses such that they mature concurrently and, upon expiration, to renew all such licenses for ten years. The initial term of all currently outstanding 38 GHz licenses, including the Company's licenses, expires in February 2001. While the Company believes that all of its Wireless Licenses will be renewed based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term.

         In a notice of proposed rulemaking ("NPRM"), the FCC proposed auctioning licenses for currently unallocated 38 GHz channels. Given the current political climate with respect to balancing the federal budget, there is a risk that the FCC will require significant payments upon renewal of the Company's Wireless Licenses. The FCC's failure to renew, or its imposition of significant charges for renewal of, one or more Wireless Licenses could have a material adverse effect on the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

         The Wireless Licenses are integral assets of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless telecommunications segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and qualifications of the transferee and requires prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the Wireless Licenses.

         The Company has entered into agreements to acquire a number of additional 38 GHz licenses. The transfer of licenses issued by the FCC, including 38 GHz licenses (as well as a change of control of entities holding licenses), is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and the legal and financial qualifications of the transferee and the satisfaction of certain other regulatory requirements. In addition, the existence of proposed channel limitations in the NPRM, which in at least one licensed area may result in the Company exceeding the proposed maximum number of licenses for that area, may result in the FCC denying consent for one or more license transfers. In light of the foregoing, the newness of this service and the uncertainty of final regulations to be issued in connection with the NPRM, there can be no assurance that the FCC will approve all or any of the proposed acquisitions or, if approved, that the FCC will not impose limitations on the ultimate number of licenses held in any particular licensed area.

CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS

         The telecommunications industry has been characterized by rapid technological change, changing end-user requirements, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet these evolving industry standards. The extent to which competitors using existing or currently undeployed methods of delivery of local telecommunications services will compete with the Company's Wireless Fiber services cannot be anticipated. There can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render 38 GHz-based (and other spectrum-based) systems less profitable or less viable. For example, there are several existing technologies that may be able to allow the transmission of high bandwidth traffic over existing copper lines. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technologies or to introduce new services that could compete with future technologies or that equipment held by the Company in inventory will not be rendered obsolete, any of which would have an adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

         The 1997 Indentures and the 1995 Indentures impose significant operating and financial restrictions on the Company, affecting, and in certain cases limiting, among other activities, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness, and there can be no assurance that the Company will be able to comply with such restrictions. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF SENIOR NOTES AND THE COMPANY

         As there will be no periodic payments in cash of interest on the Senior Notes prior to April 2001, original issue discount (the difference between the stated redemption price at maturity and the issue price of the Senior Notes) will accrue from the issue date of the Senior Notes. Original issue discount must be included as interest income periodically in a United States noteholder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the United States federal income tax consequences to holders of Senior Notes regarding the purchase, ownership and disposition of such Notes.

         Further, the Senior Notes will be subject to the high yield discount obligation rules. Consequently, the Company will not be able to deduct the original issue discount attributable to the Senior Notes until actually paid. As explained in, and subject to, the discussion under "Certain United States Federal Income Tax Consequences-Tax Consequences to U.S. Holders-Applicable High Yield Discount Rules," the Senior Notes will be subject to these rules because their yield to maturity equals or exceeds the Treasury-based interest rate in effect for the month of their issuance plus five percentage points. For mid-term debt instruments issued in March 1997, such Treasury-based interest rate plus five percentage points is 11.32%, compounded semiannually. Moreover, because the yield to maturity of the Senior Notes exceeds a Treasury-based interest rate in effect for the month of their issuance plus six percentage points, a portion of the original issue discount attributable to the Senior Notes will not be deductible at all. For mid-term debt instruments issued in March 1997, such Treasury-based interest rate plus six percentage points is 12.32%, compounded semiannually. As a result of the application of these high yield discount rules, the Company's after tax cash flow might be less than if such original issue discount were deductible when accrued.

DEPENDENCE ON THIRD PARTIES FOR SERVICE AND MARKETING; POSSIBLE SERVICE INTERRUPTIONS AND EQUIPMENT FAILURES

         The Company's long distance resale business is dependent on utilizing the facilities of major IXCs to carry its customers' long distance telephone calls and, in many instances, especially during initial market penetrations, the Company's CLEC business will be dependent on the facilities of the LECs and other local exchange service providers to carry its customers' local telephone calls. The Company has agreements with IXCs that provide it with access to such carriers' networks and has entered or is entering into interconnect agreements with various LECs, and other CLECs, to access their local exchange facilities. Although the Company believes that it currently has sufficient access to long distance networks and will be able to obtain sufficient access to local exchange facilities, any increase in the rates or access fees charged by the owners of such facilities or their unwillingness to provide access to such facilities to the

Company, as well as potential reticence of the LECs to honor appropriate provisioning and service intervals with respect to interconnection arrangements, could materially adversely affect the Company's operations. Failure to obtain continuing access to such networks and facilities could require the Company to significantly curtail or cease its operations and could have an adverse effect on the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes. See "Description of Certain Indebtedness and Preferred Stock." Further, the Company's CLEC operations will rely to some extent upon network elements which the LECs must provide pursuant to the Telecommunications Act and the Interconnection Order. These facilities often use copper wire for "last mile" access to end users. To the extent that the Company relies upon LEC facilities that use copper wire, the Company may not be able to offer potential customers the benefits of Wireless Fiber with respect to high transmission capacity and quality. In addition, the Company's operations require that the networks leased by it, and any facilities which may be developed by the Company, operate on a continuous basis. It is not unusual for networks and switching facilities to experience periodic service interruptions and equipment failures. It is therefore possible that the networks and facilities utilized by the Company may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation.

         The Company utilizes, in certain cases, third parties for marketing its Wireless Fiber services and maintaining its operational systems. The Company has entered into master service agreements with other telecommunications providers that allow those companies to utilize and resell the Company's Wireless Fiber services to their own customers. The Company also has an agreement with Lucent to provide field service for, and network monitoring of, the Company's Wireless Fiber facilities and another agreement with Lucent for the purchase by the Company of telecommunications switches and related equipment. The failure of any of these third parties to perform under their respective agreements or the loss of any of these agreements could have a material adverse effect on the Company's results of operations and its ability to service its customers. The Company plans to enter into master service agreements with other telecommunications service providers, and the failure to do so could have an adverse effect on the Company's development and results of operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

RELIANCE ON EQUIPMENT SUPPLIERS

         The Company currently purchases substantially all of its wireless telecommunications equipment, including transceivers and network monitoring equipment, from a single supplier and its switches and related equipment from a single supplier even though, in each case, there are other manufacturers of such equipment. Any reduction or interruption in supply from its suppliers could have a material adverse effect on the Company until sufficient alternative supply sources are established. The Company does not manufacture, nor does it have the capability to manufacture, any of its telecommunications equipment. Although there are other manufacturers who have, or are developing, equipment that would satisfy the Company's needs, there can be no assurance that the Company would be able to replace its current primary suppliers on commercially reasonable terms. In addition, as no industry standard or uniform protocol currently exists for 38 GHz equipment, a single manufacturer's equipment must be used in establishing each wireless link.

LINE OF SIGHT; DISTANCE LIMITATIONS IMPOSED BY RAINFALL CONDITIONS IN CERTAIN GEOGRAPHIC AREAS; ROOF RIGHTS

         In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corresponding transceivers of five miles (or shorter distances in certain areas; weather conditions may necessitate distances as short as 1.1 miles between transceivers to maintain desired transmission quality). The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected the quality or reliability of Wireless Fiber services. The establishment of Wireless Fiber services may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles, additional transceivers are required to establish a chain with links no more than five miles apart or to establish a system of interconnected hub sites. The cost of additional transceivers where required by weather, physical obstacles or distance may render Wireless Fiber uneconomical in certain instances. The Company must obtain Roof Rights (or rights to access other locations where lines of sight are available) in each building where a transceiver will be placed. The Company seeks to prequalify and obtain Roof Rights at buildings targeted by potential customers in its licensed areas in advance of anticipated orders. There can be no assurance, however, that the Company will be successful in obtaining Roof Rights necessary to establish its Wireless Fiber services in its potential markets. The Company's prequalification activities often require the payment of option fees to the owners of buildings that are being prequalified. There can be no assurance that the Company will receive orders for Wireless Fiber services which allow the Company to utilize of Rights it obtains.

UNCERTAINTY OF MARKET ACCEPTANCE OF WIRELESS FIBER SERVICES

         The Company has been marketing its Wireless Fiber services since December 1994 and such services currently are generating insignificant revenues. The Company has not obtained a significant market share in any of the licensed areas where it offers Wireless Fiber services. The provision of wireless local telecommunications services over 38 GHz represents an emerging sector of the telecommunications industry and the demand for and acceptance of Wireless Fiber services are subject to a high level of uncertainty. Despite the Company's initial success in attracting customers, there can be no assurance that substantial markets will develop for wireless local telecommunications services delivered over 38 GHz or that, even if such markets develop, the Company will be able to succeed in positioning itself as a provider of such services or provide such services profitably. The Company's success in providing wireless broadband services is subject to a number of factors beyond the Company's control. These factors include, without limitation, historical perceptions of the unreliability and lack of security of previous microwave radio technologies, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area and changes in the federal and state regulatory schemes affecting the operations of telecommunications service providers in general and wireless broadband systems in particular (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations). In addition, the extent of the potential demand for wireless broadband services in the Company's target markets cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

RELIANCE ON KEY PERSONNEL

         The efforts of a relatively small number of key management and operating personnel will largely determine the Company's success. The loss of any of such personnel could adversely affect the Company. The Company's success also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense. Accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

LACK OF PUBLIC MARKET FOR SECURITIES

         There is no public market and only a limited secondary market for the Notes. The Old Notes are and the New Notes will be designated eligible for trading in The Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market of The Nasdaq Stock Market, Inc. Notes traded after their initial issuance may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of, performance of, and prospects for the Company.

INVESTMENT COMPANY ACT CONSIDERATIONS

         After giving effect to the Offering, the Company will have substantial cash, cash equivalents and short-term investments. See "Capitalization." Such amount may be invested from time to time in investment securities, which may result in the Company being treated as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act requires the registration of, and imposes various substantive restrictions on, certain companies ("investment companies") that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.

         The Company believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, is not an investment company within the meaning of the 1940 Act. If the Company is found to be an investment company, the Company intends to rely upon an exemption from the 1940 Act for certain "transient" or temporary investment companies. However, such exemption is only available for one year.

         If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act to the Company would have a material adverse effect on the Company. In addition, if the Company is an investment company under the 1940 Act, the Notes will not be eligible to be resold in reliance on Rule 144A under the Securities Act and certain holders of the Notes may not be able to own the Notes. In such event, the market price of the Notes may be adversely affected.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

         In the event the Exchange Offer is consummated, the Company may not be required to register certain of the Old Notes not tendered and accepted in the Exchange Offer. In such event, holders of certain of the Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the consummation of the Exchange Offer, certain of the Old Notes may not be entitled to the contingent increase in interest rate provided for in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Agreement.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         The Old Notes were sold by the Issuers in the 1997 Debt Placement to the Initial Purchasers who, in turn, sold such Old Notes to certain qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the 1997 Debt Placement, the Company and WinStar Equipment entered into the Registration Agreement, pursuant to which each of the Company and WinStar Equipment agreed to use its best efforts to consummate this Exchange Offer of the Old Notes for the New Notes pursuant to an effective registration statement by September 15, 1997. Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company, or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC (who may deliver such Old Notes by book-entry transfer at DTC).

         The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes or who is an affiliate of the Company may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

         By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company and WinStar Equipment, as the case may be, that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

         Following the consummation of the Exchange Offer, holders of Old Notes not tendered will no longer have certain registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company and WinStar Equipment will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue $1,000 principal amount of New Senior Notes in exchange for each $1,000 principal amount of outstanding Old Senior Notes and WinStar Equipment will issue $1,000 principal amount of New Equipment Notes in exchange for each $1,000 principal amount of outstanding Old Equipment Notes accepted in the Exchange

Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount.

         The forms and terms of the New Notes will be identical in all material respects to the forms and terms of the corresponding Old Notes, except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Old Notes being tendered for exchange. DTC is the sole registered holder of the Old Notes, and holds such notes on behalf of numerous participants. This Prospectus, together with the Letter of Transmittal, is being sent to all such registered holders as of _______________, 1997.

         Holders of Old Notes do not have any appraisal or dissenters rights under the 1997 Indentures in connection with the Exchange Offer. Each of the Company and WinStar Equipment intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

         Each of the Company and WinStar Equipment, as the case may be, shall be deemed to have accepted validly tendered Old Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from each of the Company and WinStar Equipment. If any tendered Old Notes are not accepted for exchange, such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on ___________, 1997, unless the Company in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first New York Stock Exchange trading day following the Expiration Date.

         Each of the Company and WinStar Equipment, as the case may be, expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if any of the events set forth below under " -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuers and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Old Notes.

PROCEDURES FOR TENDERING

         The tender to the Company or WinStar Equipment, as the case may be, of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company and/or WinStar Equipment, as the case may be, in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal signed by such holder. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

         If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner Of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

         THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY OR WINSTAR EQUIPMENT.

         The Issuers understand that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

         If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), each of the Issuers may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

         A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible

Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Issuers, whose determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of Issuers' counsel, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, WinStar Equipment, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. If any Old Notes received by the Exchange Agent are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in a principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, each of the Company and WinStar Equipment reserves the right in its sole discretion, to the extent permitted by the Senior Notes Indenture and Equipment Note Indenture, as the case may be, to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (b) to the extent pertained by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering Old Notes for exchange ("Transferor") exchanges, assigns and transfers the Old Notes to the Company and WinStar Equipment, as the case may be, and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company and WinStar Equipment, as the case may be, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

         By executing a Letter of Transmittal, each holder will make to the Company and WinStar Equipment, as the case may be, the representations set forth above in the third paragraph under the heading " -- Purpose and Effect of the Exchange Offer."

WITHDRAWAL OF TENDERS

         Tenders of Old Notes pursuant to the Exchange Offer are irrevocable, except that Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the holder named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers and designation of Old Notes to be withdrawn, the principal amount of Old Notes delivered for exchange, a statement that such holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered holder of such Old Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company and WinStar Equipment, as the case may be, that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Issuers and such determination will be final and binding on all parties.

CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuers will not be required to issue New Notes in exchange for any properly tendered Old Notes not theretofore accepted and may terminate the Exchange Offer, or, at their option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

                  (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal the consummation of the Exchange Offer, or

                  (b) there shall occur a change in the current interpretation by the staff of the Commission which, in the Company's sole judgment, might materially impair the Company's or WinStar Equipment's ability to proceed with the Exchange Offer.

         Each of the Company and WinStar Equipment expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company and WinStar Equipment, as the case may be, of properly tendered Old Notes).

         The foregoing conditions are for the sole benefit of the Issuers and may be waived by the Issuers if it is legally permitted to do so, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by the Issuers concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

         U.S. Trust has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  BY MAIL (REGISTERED OR CERTIFIED MAIL RECOMMENDED):

         United States Trust Company of New York
         P.O. Box 844
         Cooper Station
         New York, New York  10276-0844

 BY OVERNIGHT COURIER:

         United States Trust Company of New York
         770 Broadway - 7th Floor
         Corporate Trust Operations Department
         New York, New York  10003
         Attn:  Corporate Trust Operations Department

  BY HAND DELIVERY:

         United States Trust Company of New York
         111 Broadway, Lower Level

         New York, New York 10006
         Attn:  Corporate Trust Services

  BY FACSIMILE (FOR ELIGIBLE INSTITUTIONS ONLY):

         (212) 420-6152

         Confirm by telephone (800) 548-6565

FEES AND EXPENSES

         The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

         The Issuers have not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred by the Company in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will not, however, pay the costs incurred by a holder in delivering its Old Notes to the Exchange Agent, underwriting fees, or Commissions or transfer taxes.

ACCOUNTING TREATMENT

         The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange because the exchange of the Old Notes for the New Notes is the completion of the selling process contemplated in the issuance of the Old Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

OTHER MATTERS

         Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction.

         As a result of the making of the Exchange Offer, the Issuers will have fulfilled a covenant contained in the Registration Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Senior Notes Indenture and Equipment Notes Indenture, as the case may be, except for certain rights under the Registration Agreement and except that certain of the Old Notes may not be entitled to the contingent increase in interest rate provided for in the Old Notes. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Senior Notes Indenture and the Equipment Notes Indenture, as the case may be, and the Old Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Notes could be adversely affected.

         Neither the Company nor WinStar Equipment will receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Senior Notes, and WinStar Equipment will receive in exchange Old Equipment Notes, in like principal amount, the terms of which are identical to the New Senior Notes and New Equipment Notes, as the case may be, except that such New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in the indebtedness of the Company or WinStar Equipment.

                                 CAPITALIZATION

         The following table sets forth the cash and capitalization of the Company as of December 31, 1996: (i) on a historical basis and (ii) on a pro forma basis that gives effect to the Milliwave Acquisition, the Preferred Stock Placement and the consummation of the 1997 Debt Placement (including the application of a portion of the proceeds therefrom to repay the certain indebtedness) as if they occurred on December 31, 1996.


                                                                                              DECEMBER 31, 1996
                                                                                              -----------------
                                                                                         ACTUAL              PRO FORMA
                                                                                         ------              ---------
                                                                                                (IN THOUSANDS)

Cash, cash equivalents and short-term investments ................................        $122,487          $456,243
                                                                                       ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:

Current portion of long-term debt and capital lease obligations ..................         $23,036            $5,209
                                                                                       -----------       -----------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:
  Equipment Notes ................................................................            -              200,000
  Old Senior Notes ...............................................................         176,328           176,328
  Senior Notes ...................................................................            -              100,000
  Convertible Notes ..............................................................          88,164            88,164
  Other notes ....................................................................           8,998             8,998
  Capital lease obligations, net of current portion ..............................          10,849            10,849
                                                                                       -----------       -----------
    Total long-term debt and capital lease obligations ...........................         284,339           584,339
                                                                                       -----------       -----------

STOCKHOLDERS' EQUITY:
 Preferred stock of the Company, 15,000,000 shares authorized, 0 shares issued and outstanding, on a pro forma and pro forma as adjusted basis 4,000,000
  shares issued and outstanding (with a liquidation preference of $100,000,000) ..             -                  40
 Common Stock, $.01 par value, 75,000,000 shares authorized, 28,988,753 shares issued and outstanding, 32,583,373 shares issued and outstanding on a pro
  forma and pro forma as adjusted basis(1) .......................................             290               326
 Additional paid-in capital ......................................................          75,436           246,364
 Accumulated deficit .............................................................        (125,034)         (125,034)
                                                                                       -----------       -----------
                                                                                           (49,308)          121,696
    Unrealized loss on long term investments .....................................            (363)             (363)
                                                                                       -----------       -----------
 Total stockholders' equity (deficit) ............................................         (49,671)          121,333
                                                                                       -----------       -----------
          Total capitalization ...................................................        $257,704          $710,881
                                                                                       ===========       ===========


-----------

(1) Does not include (i) an aggregate of [1,175,852] shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1992 Performance Equity Plan ("1992 Plan"), (ii) an aggregate of 3,500,000 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1995 Performance Equity Plan ("1995 Plan") and (iii) [6,382,116] shares of Common Stock issuable upon exercise of other outstanding options and warrants. Also does not include shares issuable upon the conversion of the Convertible Preferred Stock and/or the Convertible Notes, nor dividends on Convertible Preferred Stock which were paid in kind on March 31, 1997. See "Description of Certain Indebtedness and Preferred Stock." The exercise and conversion prices of certain of the foregoing securities are below the current market price of the Common Stock as of the date of this Prospectus. Includes the issuance of [3,594,620] shares of Common Stock in connection with the Milliwave Acquisition.

                              DESCRIPTION OF NOTES

         The Old Senior Notes were issued in the 1997 Debt Placement under the Senior Notes Indenture, dated as of March 1, 1997, between WinStar Communications, Inc. (for the purposed of this Description of Notes, "WCI"), as issuer, and U.S. Trust, as trustee (in such capacity, the "Senior Notes Trustee"). The Old Equipment Notes were issued in the 1997 Debt Placement under the Equipment Notes Indenture, dated as of March 1, 1997, between WinStar Equipment, as issuer, WCI, as guarantor, and U.S. Trust, as trustee (in such capacity, the "Equipment Notes Trustee" and, together with the Senior Notes Trustee, the "Trustees"). Any references herein to a "Trustee" means the Senior Notes Trustee or the Equipment Notes Trustee, as the context may require. Copies of the forms of 1997 Indentures are available on request from WCI.

         The New Senior Notes will be issued under the Senior Notes Indenture and the New Equipment Notes will be issued under the Equipment Notes Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will have been registered under the Securities Act, and therefore, will not bear legends restricting transfer thereof. The New Senior Notes and New Equipment Notes will evidence the same debt as the Old Senior Notes and Old Equipment Notes. Upon consummation of the Exchange Offering, the New Senior Notes will be treated as a single class under the Senior Notes Indenture with any Old Senior Notes remaining outstanding, and the New Equipment Notes will be treated as a single class under the Equipment Notes Indenture with any Old Equipment Notes remaining outstanding. Upon the consummation of the Exchange Offer, holders of Old Notes may not be entitled to certain registration rights under, or the contingent increase in interest rate provided by, the Registration Agreement.

         The term "Senior Notes" used herein refers to both Old Senior Notes and New Senior Notes and the term "Equipment Notes" used herein refers to both Old Equipment Notes and New Equipment Notes. The term "Notes" or "1997 Notes" refers to both Senior Notes and Equipment Notes.

GENERAL

         The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. See "-Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but WCI may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Notes may be exchanged or transferred at the office or agency of WCI in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036-1532).

         Although for United States federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder of Senior Notes as such discount is amortized from the date of issuance of the Senior Notes, Holders of Senior Notes will not receive any payments on the Senior Notes until April 15, 2001. For a description of certain tax matters related to an investment in the Notes, see "Certain United States Federal Income Tax Considerations."

TERMS OF THE NOTES

         SENIOR NOTES

         The Senior Notes are unsecured senior obligations of WCI, limited to $100.0 million aggregate principal amount, and will mature on October 15, 2005. Until October 15, 2000, interest on the Senior Notes accrues at a rate of 14 1/2% per annum and will be compounded semiannually on each SemiAnnual Interest Accrual Date with respect to the Senior Notes, but, except as described herein, will not be payable in cash. From and after October 15, 2000, interest on the Accumulated Amount of each Senior Note will be paid semiannually to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date of April 15 and October 15 of each year, commencing April 15, 2001.

        EQUIPMENT NOTES

         The Equipment Notes are secured senior obligations of WinStar Equipment, limited to $200.0 million aggregate principal amount, and will mature on March 15, 2004. Interest on the Equipment Notes accrues at a rate of 12 1 2% per annum and will be paid semiannually to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date of March 15 and September 15 of each year, commencing September 15, 1997.

OPTIONAL REDEMPTION

         SENIOR NOTES

         The Senior Notes are not redeemable prior to October 15, 2000. Thereafter, the Senior Notes will be redeemable, at WCI's option, in whole at any time, or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of the Accumulated Amount of the New Senior Notes), plus accrued and unpaid interest, if any, on such Accumulated Amount to the redemption date (subject to the right of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing October 15 of the years set forth below:

     YEAR                                              SENIOR NOTE
     ----
                                                        REDEMPTION
                                                          PRICE
                                                        ----------

     2000 ...........................................    107.250%
     2001 ...........................................    104.833
     2002 ...........................................    102.417
     2003 and thereafter ............................    100.000


         EQUIPMENT NOTES

         The Equipment Notes are not redeemable prior to March 15, 2002, except as discussed below under "-Mandatory Redemption of Equipment Notes." On and after March 15, 2002, the New Equipment Notes will be redeemable, at WinStar Equipment's option, in whole at any time, or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing March 15 of the years set forth below:

     YEAR                                                  EQUIPMENT
     ----
                                                        NOTE REDEMPTION
                                                             PRICE
                                                        ---------------

     2002 ...........................................       106.250%
     2003 ...........................................       103.125


         SELECTION OF NOTES FOR OPTIONAL REDEMPTION

         In the case of any partial optional redemption, selection of the Senior Notes or Equipment Notes, as the case may be, for redemption will be made by the relevant Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not listed on a national securities exchange, on a pro rata basis, by lot or such other method as such Trustee, in its sole discretion, shall deem fair and appropriate; provided, however, that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Senior Note or Equipment Note, as the case may be, in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Senior Note or New Equipment Note, as the case may be.

         WCI's and WinStar Equipment's ability to redeem the 1997 Notes at their option is severely limited under the 1995 Indentures. WCI may not be able to redeem the Notes at its option unless it simultaneously redeems all of the 1995 Notes.

MANDATORY REDEMPTION OF EQUIPMENT NOTES

         In the event that by March 18, 1999, WinStar Equipment shall not have applied at least $200.0 million to fund the Acquisition Costs of Designated Equipment pursuant to the covenant described below under "-Covenants-Covenants Relating to the Equipment Notes-Use of Proceeds" ($200.0 million less the amount so applied being herein called the "Unused Equipment Amount"), WinStar Equipment shall redeem Equipment Notes in an aggregate principal amount equal to the Unused Equipment Amount at a redemption price of 112.50% of such principal amount, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date). The mandatory redemption described herein shall occur no later than April 2, 1999.

         Selection of the Equipment Notes for mandatory redemption will be made on a pro rata basis; provided, however, that no Equipment Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, a new Equipment Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Equipment Note.

EQUIPMENT NOTE GUARANTEE

         WCI, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed (the "Equipment Note Guarantee") on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of WinStar Equipment under the Equipment Notes Indenture and the Equipment Notes, whether for principal of or interest on the Equipment Notes, expenses, indemnifications or otherwise (all such obligations guaranteed by WCI pursuant to the Equipment Note Guarantee being herein called the "Guaranteed Obligations"). WCI has agreed to pay, on a senior unsecured basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Equipment Notes Trustee or the Holders of Equipment Notes in enforcing any rights under the Equipment Note Guarantee with respect to WCI.

         The Equipment Note Guarantee is a continuing guarantee and shall (i) remain in full force and effect until payment in full of all the Guaranteed Obligations, (ii) be binding upon WCI and (iii) enure to the benefit of and be enforceable by the Equipment Notes Trustee, the Holders of Equipment Notes and their successors, transferees and assigns.

SECURITY FOR THE EQUIPMENT NOTES

         Pursuant to the Equipment Notes Indenture and related documents, including the Security Agreement, between WinStar Equipment and the Equipment Notes Trustee, the Equipment Notes Trustee, for its benefit and the benefit of the Holders of the Equipment Notes, receives a security interest in: (i) all Designated Equipment acquired by WinStar Equipment pursuant to the covenant described below under "-Covenants-Covenants Relating to the Equipment Notes-Use of Proceeds;" (ii) the proceeds of any sale or other disposition of such Designated Equipment (including any insurance proceeds from the loss or destruction of such Designated Equipment); and (iii) any additional Designated Equipment acquired by WinStar Equipment with the proceeds of any such sale or other disposition of Designated Equipment (collectively, the "Collateral").

         If the Equipment Notes become due and payable prior to their Stated Maturity or are not paid in full at the Stated Maturity thereof, the Equipment Notes Trustee, on behalf of the Holders of the Equipment Notes, in addition to any other rights or remedies available to it under the Equipment Notes Indenture, may take such action as it deems advisable to protect and enforce the rights of the Trustee and such Holders in the Collateral, including the institution of foreclosure proceedings. Any proceeds received by the Trustee from the disposition of the Collateral will be applied by the Trustee, first to pay certain expenses of the Trustee and the Holders of the Equipment Notes, second to pay interest with respect to the Equipment Notes, third to pay unpaid principal of the Equipment Notes, fourth to pay costs and expenses of, and all premiums on, and all other amounts due under, the Equipment Notes, and finally, to pay any remainder to WinStar Equipment or as a court of competent jurisdiction otherwise directs.

         The right of the Equipment Notes Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against WinStar Equipment prior to the Equipment Notes Trustee's having disposed of the Collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from disposing of security repossessed from a debtor in a bankruptcy case without bankruptcy court approval. Moreover, the Bankruptcy Code prohibits a secured creditor from disposing of collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Equipment Notes could be delayed following commencement of a bankruptcy case, whether or when the Equipment Notes Trustee could dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

         In addition, notwithstanding anything to the contrary described above, unless an Event of Default shall have occurred and be continuing, WinStar Equipment will have the right to remain in possession of and retain exclusive control of the Collateral, will have the right to freely utilize the Collateral (including the right to lease such Collateral) and will have the right to collect, invest and dispose of any income thereon. Upon any foreclosure by the Equipment Notes Trustee, on behalf of Holders of the Equipment Notes, on any Collateral that has been made the subject of a lease by WinStar Equipment, the Equipment Notes Trustee's ability to dispose of such Collateral may be restricted by the terms of such lease arrangement. See "Risk Factors-Failure to Maintain Perfected Security Interest."

         Collateral may be released from the liens of the Equipment Notes Indenture in connection with an Asset Sale of Designated Equipment, in which case WinStar Equipment will be required to comply with the covenant described below under "-Covenants-Covenants Relating to All the Notes-Limitation on Asset Sales."

RANKING

        SENIOR NOTES AND EQUIPMENT NOTE GUARANTEE

         The indebtedness evidenced by the Senior Notes and the Equipment Note Guarantee are unsecured senior obligations of WCI, ranks pari passu in right of payment with all existing and future senior indebtedness of WCI, including the 1995 Senior Notes, and is senior in right of payment to all existing and future subordinated indebtedness of WCI, including the Convertible Notes.

         At December 31, 1996, after giving effect to the issuance of the Old Notes and the repayment of the repayment of certain indebtedness, WCI would have had (on an unconsolidated basis) approximately $572.9 million of indebtedness (including the Equipment Note Guarantee), $484.7 million of which would have been senior indebtedness, and there would have been no indebtedness junior to the Senior Notes and the 1995 Senior Notes, other than the Convertible Notes.

         WCI is a holding company. Substantially all the operations of WCI are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of WCI, including holders of the Senior Notes and the Equipment Note Guarantee. The Senior Notes and the Equipment Note Guarantee, therefore, would be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of WCI (subject in the case of the Equipment Note Guarantee, however, to a Holder's direct claim against WinStar Equipment). At December 31, 1996, after giving effect to the issuance of the Notes, the total liabilities of WCI's subsidiaries were approximately $256.4 million, including trade payables and the Equipment Notes. Although the Indentures limit the incurrence of Indebtedness and the issuance of preferred stock of certain of WCI's subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Indentures do not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indentures.

         The Senior Notes Indenture specifically designates the Senior Notes as, and the Equipment Notes Indenture specifically designates the Equipment Note Guarantee as, "Designated Senior Indebtedness" for purposes of the Convertible Notes Indenture (as defined).

         EQUIPMENT NOTES

         The indebtedness evidenced by the Equipment Notes are secured senior obligations of WinStar Equipment. As of the Closing Date, there was no indebtedness of WinStar Equipment other than the Equipment Notes. Under the Equipment Notes Indenture, WinStar Equipment is prohibited from incurring any additional Indebtedness (other than certain refinancing indebtedness in respect of the Equipment Notes). See "-Covenants-Covenants Relating to the Equipment Notes-Business Activities."

REGISTRATION RIGHTS

         The Registration Statement of which this Prospectus forms a part, has been filed by WCI and WinStar Equipment pursuant to the Registration Agreement. Under the terms of the Registration Agreement, the Issuers will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that they have accepted all Old Notes theretofore validly tendered in accordance with the terms of such Exchange Offer. After consummation of the Exchange Offer, the Issuers will have no further obligation to make any other such exchange offers.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

         Each of WCI and WinStar Equipment must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all of its respective Notes then outstanding, at a purchase price equal to 101% of, in the case of the Senior Notes, the Accumulated Amount of such Notes on the date of purchase, and, in the case of the Equipment Notes, the principal amount of such Notes, plus, in each case, accrued and unpaid interest (if any) on such amount to the date of purchase. Prior to the mailing of the notice to Holders of Notes commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, WCI covenants to (i) repay in full all indebtedness of WCI and WinStar Equipment that would prohibit the repurchase of the Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of WCI and WinStar Equipment to permit the repurchase of the Notes. WCI shall first comply with the covenant in the preceding sentence before it shall repurchase Notes pursuant to this "Repurchase of Notes Upon a Change of Control" covenant.

         If WCI is unable to repay all of its indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes or otherwise fails to purchase any Notes validly tendered, then WCI will have breached such covenant. This breach will constitute an Event of Default under the relevant Indenture if it continues for a period of 30 consecutive days after written notice is given to WCI by the relevant Trustee or the Holders of at least 25% in aggregate principal amount of the Senior Notes or the Equipment Notes, as the case may be, outstanding. In addition, the failure by WCI and WinStar Equipment to repurchase Notes at the conclusion of the Offer to Purchase will constitute an Event of Default without any waiting period or notice requirements.

         There can be no assurance that WCI or WinStar Equipment will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of WCI or WinStar Equipment which might be outstanding at the time). The above covenant requiring WCI or WinStar Equipment to repurchase the Notes will, unless the consents referred to above are obtained, require WCI or WinStar Equipment to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COVENANTS

COVENANTS RELATING TO ALL THE NOTES

        LIMITATION ON INDEBTEDNESS

         (a) Under the terms of each of the Indentures, WCI will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided, however, that WCI may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

         Notwithstanding the foregoing, WCI and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of WCI outstanding at any time in an aggregate principal amount not to exceed $125.0 million, less any amount of Indebtedness Incurred pursuant to this clause (i) and permanently repaid as provided under "-Limitation on Asset Sales" below; (ii) Indebtedness (A) to WCI evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to WCI or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);
(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (v), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however , that Indebtedness the proceeds of which are used to refinance or refund the Senior Notes or the Equipment Notes, as the case may be, or Indebtedness that is pari passu with, or subordinated in right of payment to, the Senior Notes or the Equipment Note Guarantee, as the case may be, shall only be permitted under this clause (iii) if (A) in case the Senior Notes or the Equipment Notes, as the case may be, are refinanced in part or the Indebtedness to be refinanced is pari passu with the Senior Notes or the Equipment Note Guarantee, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Senior Notes or the Equipment Note Guarantee, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Senior Notes or the Equipment Note Guarantee, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Senior Notes or the Equipment Note Guarantee, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Senior Notes or the Equipment Note Guarantee, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided further, however, that in no event may Indebtedness of WCI be refinanced by means of any Indebtedness of any Restricted Subsidiary of WCI pursuant to this clause (iii);
(iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of WCI or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of WCI (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of WCI for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by WCI or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of WCI not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by WCI from and after October 23, 1995 from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash); provided, however, that such Indebtedness (x) does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes and (y) is subordinated to the Senior Notes and the Equipment Note Guarantee at least to the extent that the Convertible Notes are subordinated to Senior Indebtedness (as defined in the Convertible Notes Indenture); (vi) Indebtedness of any Restricted Subsidiary Incurred pursuant to any credit agreement of such Restricted Subsidiary in effect on the Closing Date (and refinancings thereof), up to the amount of the commitment under such credit agreement on the Closing Date; (vii) Indebtedness to the extent such Indebtedness is secured by Liens which are purchase money or other Liens upon equipment or inventory acquired or held by WCI or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to WCI to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the equipment or inventory acquired; (viii) Indebtedness of any Restricted Subsidiary not to exceed, at any one time outstanding, 80% of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); provided, however, that such Indebtedness is not Guaranteed by WCI or any of its Restricted Subsidiaries; and (ix) Indebtedness of WCI, to the extent the proceeds thereof are immediately used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control.

         (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, WCI, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

         (c) WCI will not, and will not permit any Restricted Subsidiary to, In cur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

         LIMITATION ON RESTRICTED PAYMENTS

         Under the terms of each of the Indentures, WCI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) other than such Capital Stock held by WCI or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) repurchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of WCI (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than any Wholly Owned Restricted Subsidiaries of WCI, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of WCI that is subordinated in right of payment to the Senior Notes or the Equipment Note Guarantee, as the case may be, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), WCI could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by WCI or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to "-SEC Reports and Reports to Holders" plus (2) the aggregate Net Cash Proceeds received by WCI after the Closing Date from the issuance and sale permitted by the

Indentures of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of WCI, or from the issuance to a Person who is not a Subsidiary of WCI of any options, warrants or other rights to acquire Capital Stock of WCI (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Senior Notes or the Equipment Notes, as the case may be) plus
(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and other than reductions in Investments made pursuant to clauses (vi) or (vii) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to WCI or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by WCI and its Restricted Subsidiaries in such Person.

         The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Senior Notes or the Equipment Note Guarantee, as the case may be, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the covenant described under "-Limitation on Indebtedness;" (iii) the repurchase, redemption or other acquisition of Capital Stock of WCI (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of WCI; (iv) the making of any other Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of, shares of the Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of WCI; (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the applicable Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of WCI; (vi) Investments, not to exceed $15 million at any one time outstanding; (vii) Investments, not to exceed $15 million at any one time outstanding, in entities, substantially all of the assets of which consist of Telecommunications Assets; (viii) (A) cash payments in lieu of the issuance of fractional shares of Common Stock upon conversion (including mandatory conversion) of the Convertible Notes provided for in the Convertible Notes Indenture and (B) cash payments on the Convertible Notes required to be made under the provisions of the Convertible Notes Indenture that relate to repurchases of Convertible Notes upon a change of control and that relate to limitations on sales of assets; (ix) cash payments in lieu of the issuance of fractional shares of Common Stock of WCI upon conversion of any class of Preferred Stock of WCI; provided, however, that this exception shall not be available with respect to more than two such conversions with respect to any such class of Preferred Stock by any given Affiliate of WCI; and (x) Investments in entities that directly (or indirectly through subsidiaries) own licenses granted by the FCC or any other governmental entity with authority to grant telecommunications licenses; provided, however, that, in each case WCI or a Restricted Subsidiary shall, at the time of making such Investment, have an active role in the management or operation of such entity and in the provision of telecommunications services by such entity; provided, however, that, except in the case of clauses (i) and (iii) of this paragraph, no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board of Directors. Any Investment made pursuant to clause (vi) or (vii) of this paragraph shall be deemed to be no longer outstanding (and repaid in full) if and when the Person in which such Investment is made becomes a Restricted Subsidiary of WCI.

         Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof), and the Net Cash Proceeds from any issuance and sale of Capital Stock referred to in clauses (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of WCI are used for the redemption, repurchase or other acquisition of the Senior Notes or the Equipment Notes, as the case may be, or Indebtedness that is pari passu with the Senior Notes or the Equipment Note Guarantee, as the case may be, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

         LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

         Under the terms of each of the Indentures, WCI will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by WCI or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary, (iii) make loans or advances to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary or (iv) transfer any of its property or assets to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

         The foregoing provisions shall not prohibit any encumbrances or restrictions: (i) existing on the Closing Date in the Indentures or any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by WCI or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of WCI or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of WCI or any Restricted Subsidiary in any manner material to WCI or any Restricted Subsidiary; or (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent WCI or any Restricted Subsidiary from (i) restricting the sale or other disposition of property or assets of WCI or any of its Restricted Subsidiaries that secure Indebtedness of WCI or any of its Restricted Subsidiaries or (ii) creating, incurring, assuming or suffering to exist any Liens otherwise permitted pursuant to the covenant described under "-Covenants Relating to the Senior Notes and the Equipment Notes-Limitation on Liens."

        LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

         Under the terms of each of the Indentures, WCI will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to WCI or a Wholly Owned Restricted Subsidiary, (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, other than the Telecommunications Subsidiaries, if within six months of each such issuance or sale, WCI or such Restricted Subsidiary applies an amount not less than the Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

        LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

         Under the terms of each of the Indentures, WCI will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of WCI ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against WCI or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its

Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Senior Notes or the Equipment Note Guarantee, as the case may be, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Senior Notes or the Equipment Note Guarantee, as the case may be, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Senior Notes or the Equipment Note Guarantee, as the case may be.

         Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of WCI of all of WCI's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

        LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

         Under the terms of each of the Indentures, WCI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of WCI or with any Affiliate of WCI or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to WCI or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

         The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which WCI or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to WCI or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between WCI and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable fees to directors of WCI who are not employees of WCI; (iv) any payments or other transactions pursuant to any tax-sharing agreement between WCI and any other Person with which WCI files a consolidated tax return or with which WCI is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the covenant described under "-Limitation on Restricted Payments" (other than pursuant to clause (iv) of the definition of "Permitted Investment" or clause (vi) of the second paragraph of such covenant). Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $250,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

        LIMITATION ON ASSET SALES

         Under the terms of each of the Indentures, WCI will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by WCI or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by WCI or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of WCI and its Subsidiaries has been prepared), then WCI shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of WCI, or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than WCI or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business

(or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, WCI and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, WCI must commence, not later than the 15th Business Day after the first day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of, in the case of the Senior Notes, the Accumulated Amount of such Notes on such date of purchase, and, in the case of the Equipment Notes, the principal amount of such Notes, plus, in each case, accrued and unpaid interest (if any) on such amount to the date of purchase.

         Because of similar requirements in the indentures governing the Old Senior Notes and the Convertible Notes, WCI may not have Excess Proceeds from an Asset Sale to be able to comply with the foregoing requirements.

         Notwithstanding the foregoing, pursuant to the Equipment Notes Indenture, WinStar Equipment will not, and WCI will not permit WinStar Equipment to, consummate any Asset Sale of Collateral, unless (A) such Asset Sale complies with clause (i) and (ii) of the first paragraph of this covenant and WinStar Equipment applies the Net Cash Proceeds from such Asset Sale within 45 days following the date of receipt of such Net Cash Proceeds to acquire additional Designated Equipment and (B) WinStar Equipment takes such action as is necessary to vest in the Equipment Notes Trustee a security interest in such additional Designated Equipment pursuant to the covenant described under "-Covenants Relating to the Equipment Notes-Purchase Money Security Interests."

        LIMITATION ON LIENS

         Under the terms of each of the Indentures, WCI will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary (collectively, "Protected Property"), without making effective provision for all of the Senior Notes or the Equipment Note Guarantee, as the case may be, and all other amounts due under the Indentures and payable by WCI to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Senior Notes or the Equipment Note Guarantee, as the case may be, prior to) the obligation or liability secured by such Lien.

         The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of WCI or its Restricted Subsidiaries created in favor of the Holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to WCI or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to WCI or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the covenant described under "-Limitation on Indebtedness;" provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing Indebtedness Incurred pursuant to the first sentence of the covenant described under "-Limitation on Indebtedness;" (vi) purchase money or other Liens upon equipment or inventory acquired or held by WCI or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to WCI to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the equipment or inventory acquired; or (vii) Permitted Liens.

        LIMITATION ON SALE-LEASEBACK TRANSACTIONS

         Under the terms of each of the Indentures, WCI will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby WCI or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which WCI or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

         The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between WCI and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; (iv) the assets or properties are sold and leased back within 30 days of the date that the account payable with respect to the acquisition by WCI or any Restricted Subsidiary of such assets or properties is due and payable; or (v) WCI or such Restricted Subsidiary, within six months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the covenant described under "-Limitation on Asset Sales."

COVENANTS RELATING TO THE EQUIPMENT NOTES

        BUSINESS ACTIVITIES

         Under the terms of the Equipment Notes Indenture, WinStar Equipment shall not, and WCI shall not permit WinStar Equipment to, (i) Incur any Indebtedness other than the Equipment Notes and refinancings thereof permitted by the covenant described under "-Covenants Relating to All the Notes-Limitation of Indebtedness" or (ii) engage in any business activities other than (A) the activities contemplated in the covenants described under "-Use of Proceeds" and "-Purchase Money Security Interests," (B) leasing Designated Equipment and (C) activities incidental to the activities described in clauses (A) and (B).

        USE OF PROCEEDS

         Under the terms of the Equipment Notes Indenture, WinStar Equipment will, and WCI will cause WinStar Equipment to, apply the gross proceeds received by WinStar Equipment from the sale of the Equipment Notes to acquire Designated Equipment, including the payment of the purchase price therefor and shipping, handling, storage, transportation, testing and insurance charges, design, integration and site preparation expenses and installation and service/warranty costs associated with the acquisition of any Designated Equipment (collectively, "Acquisition Costs"). On the Closing Date, WinStar Equipment will acquire Designated Equipment having an Acquisition Cost of at least $10.0 million. Any gross proceeds not applied on the Closing Date to acquire Designated Equipment pursuant to this covenant will be invested by WinStar Equipment in Temporary Cash Investments pending application of such gross proceeds to acquire Designated Equipment (or application of such gross proceeds pursuant to the provisions describe above under "-Mandatory Redemption of Equipment Notes").

        PURCHASE MONEY SECURITY INTERESTS

         Under the terms of the Equipment Notes Indenture, upon the acquisition by WinStar Equipment of Designated Equipment, WinStar Equipment will, and WCI will cause WinStar Equipment to, take such action as is required to vest in the Equipment Notes Trustee a security interest in such Designated Equipment, for the benefit of the Holders of Equipment Notes, and thereupon all provisions of the Indenture relating to Collateral shall be deemed to relate to and include such Designated Equipment. On the Closing Date and from time to time if requested by the Equipment Notes Trustee, WinStar Equipment will, and WCI will cause WinStar Equipment to, execute such security instruments and financing statements as may be reasonably necessary to vest in the Trustee such security interest. In addition, with respect to any telecommunications switch that constitutes Designated Equipment acquired pursuant to the covenant described under "-Use of Proceeds," WinStar Equipment will post a notice on, or in the location housing, such telecommunications switch, identifying WinStar Equipment as the owner of such telecommunications switch and stating that such telecommunications switch is subject to the security interest under the Equipment Notes Indenture.

         IMPAIRMENT OF SECURITY INTEREST

         Under the terms of the Equipment Notes Indenture, WinStar Equipment will, and WCI will cause WinStar Equipment to, on or prior to the Closing Date, file UCC-1s in each state in the United States covering all Designated Equipment acquired by WinStar Equipment pursuant to the covenant described above under "-Use of Proceeds," and to file such UCC-3 continuation statements from time to time as may be necessary to continue the effectiveness of such filings, and WinStar Equipment will not, and WCI will not and will not permit any of its Subsidiaries to, grant to any Person (other than the Equipment Notes Trustee on behalf of Holders of the Equipment Notes) any security interest in the Collateral.

         OWNERSHIP OF WINSTAR EQUIPMENT

         Under the terms of the Equipment Notes Indenture, WCI will at all times own all the Capital Stock of WinStar Equipment.

SEC REPORTS AND REPORTS TO HOLDERS

         Whether or not WCI is required to file reports with the SEC, if any Notes are outstanding, WCI shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act. See "Available Information." WCI shall supply the Trustee and each Holder of Notes, as the case may be, or shall supply to the relevant Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports or other information.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         Under the terms of the Indentures, WCI shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided, however, that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or WCI) shall be issued or distributed to the stockholders of WCI) or permit any Person to merge with or into WCI unless:
(i) WCI shall be the continuing Person, or the Person (if other than WCI) formed by such consolidation or into which WCI is merged or that acquired or leased such property and assets of WCI shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of WCI on all of the Senior Notes or the Equipment Note Guarantee, as the case may be, and under the relevant Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, WCI or any Person becoming the successor obligor of the Senior Notes or the Equipment Note Guarantee, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of WCI immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis WCI, or any Person becoming the successor obligor of the Senior Notes or the Equipment Note Guarantee, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the covenant described under "-Covenants-Covenants Relating to All the Notes-Limitation on Indebtedness;" and
(v) WCI delivers to the relevant Trustee an Officers' Certificate (attaching the arithmetical computations to demonstrate compliance with clauses (iii) and, if applicable, (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of WCI, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of WCI; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

         Under the terms of the Equipment Notes Indenture, WinStar Equipment shall not consolidate with, merge with or into, or sell, convey, transfer, lease (other than in the ordinary course of business) or otherwise dispose of all or substantially all of its property and assets to, any Person or permit any Person to merge with and into WinStar Equipment unless: (i) WinStar Equipment shall be the continuing Person, or the Person (if other than WinStar Equipment) formed by such consolidation or into which WinStar Equipment is merged or that acquired or leased such property and assets of WinStar Equipment shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Equipment Notes Trustee, all of the obligations of WinStar Equipment on all of the Equipment Notes and under the Equipment Notes Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) WinStar Equipment delivers to the Equipment Notes Trustee an Officers' Certificate and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

EVENTS OF DEFAULT

         The following events will be defined as "Events of Default" in each of the Indentures: (i) default in the payment of principal of (or premium, if any, on) any Senior Note or Equipment Note, as the case may be, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (ii) default in the payment of interest on any Senior Note or Equipment Note, as the case may be, when the same becomes due and payable, and such default continues for a period of 30 days; (iii) WCI or WinStar Equipment defaults in the performance of or breaches any other covenant or agreement of WCI or WinStar Equipment in the Senior Notes Indenture or the Equipment Notes Indenture, as the case may be, or under the Senior Notes or the Equipment Notes, as the case may be, and such default or breach continues for a period of 30 consecutive days after written notice by the relevant Trustee or the Holders of 25% or more in aggregate principal amount of Senior Notes or Equipment Notes, as the case may be; (iv) there occurs with respect to any issue or issues of Indebtedness of WCI or any Significant Subsidiary having an outstanding principal amount of $25.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (v) any final judgment or order (not covered by insurance) for the payment of money in excess of $25.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against WCI or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (vi) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of WCI or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of WCI or any Significant Subsidiary or for all or substantially all of the property and assets of WCI, WinStar Equipment or any Significant Subsidiary or (c) the winding up or liquidation of the affairs of WCI or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (vii) WCI or any Significant Subsidiary (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of WCI or any Significant Subsidiary or for all or substantially all of the property and assets of WCI or any Significant Subsidiary or (c) effects any general assignment for the benefit of creditors. In addition to the foregoing, it shall be an Event of Default under the Equipment Notes Indenture if (i) any of the provisions of the Equipment Notes Indenture relating to the Security Documents or the Security Documents shall cease to be in full force and effect or shall cease to give the secured parties the liens, rights, powers and privileges purported to be created thereby or (ii) the Equipment Note Guarantee ceases to be in full force and effect (other than in accordance with its terms) or WCI denies or disaffirms its obligations under the Equipment Note Guarantee.

         If an Event of Default (other than an Event of Default specified in clause (vi) or (vii) above that occurs with respect to WCI or WinStar Equipment) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Senior Notes or Equipment Notes, as the case may be, then outstanding, by written notice to WCI (and to the relevant Trustee if such notice is given by the Holders), may, and the relevant Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest, if any, on the Senior

Notes or the Equipment Notes, as the case may be, to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause
(iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (iv) shall be remedied or cured by WCI or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (vi) or (vii) above occurs with respect to WCI or WinStar Equipment, the principal of, premium, if any, and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of either Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Senior Notes or Equipment Notes, as the case may be, by written notice to WCI and to the relevant Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (A) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Senior Notes or the Equipment Notes, as the case may be, that have become due solely by such declaration of acceleration, have been cured or waived and (B) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-Modification and Waiver."

         The Holders of at least a majority in aggregate principal amount of the outstanding Senior Notes or Equipment Notes, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the relevant Trustee or exercising any trust or power conferred on the relevant Trustee. However, such Trustee may refuse to follow any direction that conflicts with law or the relevant Indenture, that may involve such Trustee in personal liability, or that such Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Senior Notes or Equipment Notes, as the case may be, not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Senior Notes or Equipment Notes, as the case may be. A Holder may not pursue any remedy with respect to the relevant Indenture or the Senior Notes or the Equipment Notes, as the case may be, unless: (i) the Holder gives the relevant Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Senior Notes or Equipment Notes, as the case may be, make a written request to the relevant Trustee to pursue the remedy; (iii) such Holder or Holders offer the relevant Trustee indemnity satisfactory to such Trustee against any costs, liability or expense; (iv) such Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Senior Notes or Equipment Notes, as the case may be, do not give the relevant Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Senior Note or Equipment Note, as the case may be, to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Senior Notes or the Equipment Notes, as the case may be, which right shall not be impaired or affected without the consent of the Holder.

         The Indentures require certain officers of WCI to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of WCI and its Restricted Subsidiaries' performance under the Indentures and that, to the best knowledge of such officer, WCI has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. WCI is also obligated to notify the relevant Trustee of any default or defaults in the performance of any covenants or agreements under the Senior Notes Indenture or the Equipment Notes Indenture, as the case may be.

DEFEASANCE

         DEFEASANCE AND DISCHARGE. The Indentures provide that WCI and WinStar Equipment will be deemed to have paid and will be discharged from any and all obligations in respect of the Senior Notes or the Equipment Notes, as the case may be, on the 123rd day after the deposit referred to below, and the provisions of such Indenture will no longer be in effect with respect to the Senior Notes or the Equipment Notes, as the case may be, (except for, among other matters, certain obligations to register the transfer or exchange of the Senior Notes or the Equipment Notes, as the case may be, to replace stolen, lost or mutilated Senior Notes or Equipment Notes, as the case may be, to maintain paying agencies, to hold monies for payment in trust), including in the case of the Equipment Notes Indenture, the provisions of such Indenture pursuant to which the Equipment Notes are secured by the Collateral and guaranteed by WCI, if, among other things, (A) WCI or WinStar Equipment, as the case may be, has deposited with the relevant Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Senior Notes or the Equipment Notes, as the case may be, on the Stated Maturity of such payments or upon earlier optional redemption, in each case in accordance with the terms of the relevant Indenture and the Senior Notes or the Equipment Notes, as the case may be, (B) WCI or WinStar Equipment, as the case may be, has delivered to the relevant Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of WCI's or WinStar Equipment's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which WCI or any of its Subsidiaries or WinStar Equipment, as the case may be, is a party or by which WCI or any of its Subsidiaries or WinStar Equipment, as the case may be, is bound, and (D) if at such time the Senior Notes or the Equipment Notes, as the case may be, are listed on a national securities exchange, WCI or WinStar Equipment, as the case may be, has delivered to the relevant Trustee an Opinion of Counsel to the effect that the applicable Notes will not be delisted as a result of such deposit, defeasance and discharge.

         DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indentures further provide that their provisions will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "-Events of Default" with respect to such covenants and clauses (iii) and
(iv) under "Consolidation, Merger and Sale of Assets," and clauses (d) and (e) and, if applicable, (i) and (ii) under "-Events of Default" shall be deemed not to be Events of Default, and, with respect to the Equipment Notes, the Collateral will be released and the Equipment Note Guarantee will be deemed terminated, upon, among other things, the deposit with the relevant Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Senior Notes or the Equipment Notes, as the case may be, on the Stated Maturity of such payments or upon earlier optional redemption, in each case in accordance with the terms of the relevant Indenture and the Senior Notes or the Equipment Notes, as the case may be, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by WCI or WinStar Equipment, as the case may be, to the relevant Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

         DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event WCI or WinStar Equipment, as the case may be, exercises its option to omit compliance with certain covenants and provisions of an Indenture with respect to the Senior Notes or the Equipment Notes, as the case may be, as described in the immediately preceding paragraph and the Senior Notes or the Equipment Notes, as the case may be, are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the relevant Trustee will be sufficient to pay amounts due on the Senior Notes or the Equipment Notes, as the case may be, at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Senior Notes or the Equipment Notes, as the case may be, at the time of the acceleration resulting from such Event of Default. However, WCI or WinStar Equipment, as applicable, will remain liable for such payments.

MODIFICATION AND WAIVER

         Modifications and amendments of the 1997 Indentures may be made by WCI or WinStar Equipment, as the case may be, and the relevant Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes or Equipment Notes, as the case may be; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Senior Notes or Equipment Notes, as the case may be, the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) reduce the percentage or aggregate principal amount of outstanding Senior Notes or Equipment Notes, as the case may be, the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) in the case of the Equipment Notes, make any change in the Equipment Note Guarantee or in the provisions relating to Collateral that would adversely affect the Holders of the Equipment Notes.

         Without the consent of any Holder of the Senior Notes or the Equipment Notes, as the case may be, WCI or WinStar Equipment, as the case may be, and the relevant Trustee may modify or amend the relevant Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor company of WCI's or WinStar Equipment's, as the case may be, obligations under the relevant Indenture, to comply with the requirements of the Trust Indenture Act, to appoint a successor Trustee or to make any change that, in the opinion of the Board of Directors of WCI or WinStar Equipment, as the case may be, evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

         The Indentures provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of WCI or WinStar Equipment, as the case may be, in such Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of WCI, WinStar Equipment or of any successor Person thereof in such capacity; provided, however, that the foregoing shall not affect WCI's obligations with respect to the Equipment Note Guarantee. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

         The Indentures provide that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustees, should they become creditors of WCI or WinStar Equipment, as the case may be, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustees are permitted to engage in other transactions; provided, however, that if any Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indentures. Reference is made to the relevant Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

         "Accumulated Amount" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount of Senior Notes.

         (i) if the Specified Date occurs on one of the following dates (each, a "SemiAnnual Interest Accrual Date"), the Accumulated Amount of a Senior Note will equal the amount set forth below for such Senior Note for such SemiAnnual Interest Accrual Date:


     SEMIANNUAL INTEREST ACCRUAL DATE                        ACCUMULATED AMOUNT
     --------------------------------                        ------------------

     April 15, 1997 .....................................        $1,010.88
     October 15, 1997 ...................................         1,084.16
     April 15, 1998 .....................................         1,162.77
     October 15, 1998 ...................................         1,247.07
     April 15, 1999 .....................................         1,337.48
     October 15, 1999 ...................................         1,434.45
     April 15, 2000 .....................................         1,538.44
     October 15, 2000 ...................................         1,649.98

         (ii) if the Specified Date occurs before the first SemiAnnual Interest Accrual Date, the Accumulated Amount will equal the sum of (A) $1,000 and (B) an amount equal to the product of (1) the Accumulated Amount for the first SemiAnnual Interest Accrual Date less $1,000 multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the Closing Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Closing Date to the first SemiAnnual Interest Accrual Date, using a 360-day year of twelve 30-day months;

        (iii) if the Specified Date occurs between two SemiAnnual Interest Accrual Dates, the Accumulated Amount will equal the sum of (A) the Accumulated Amount for the SemiAnnual Interest Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (1) the Accumulated Amount for the immediately following SemiAnnual Interest Accrual Date less the Accumulated Amount for the immediately preceding SemiAnnual Interest Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding SemiAnnual Interest Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

        (iv) if the Specified Date occurs after the last SemiAnnual Interest Accrual Date, the Accumulated Amount of a Senior Note will equal $1,649.98.

         "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of WCI and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than WCI or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to WCI or any of its Restricted Subsidiaries by such other Person, including, without limitation, an Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under "-Covenants-Covenants Relating to All the Notes-Limitation on Restricted Payments" (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with WCI or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by WCI or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under "-Covenants-Covenants Relating to All the Notes-Limitation on Restricted Payments," any amount paid as, or accrued for, cash dividends on Preferred Stock of WCI or any Restricted Subsidiary owned by Persons other than WCI and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

         "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of WCI and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of WCI and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than licenses issued by the FCC), all as set forth on the quarterly or annual consolidated balance sheet of WCI and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently filed with the Commission pursuant to "-SEC Reports and Reports to Holders;" provided, however, that the value of any licenses issued by the FCC shall, in the event of an auction for similar licenses, be equal to the fair market value ascribed thereto in good faith by the Board of Directors and evidenced by a Board Resolution. As used in the Indentures, references to financial statements of WCI and its Restricted Subsidiaries shall be adjusted to exclude Unrestricted Subsidiaries if the context requires.

         "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Asset Acquisition" means (i) an investment by WCI or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of WCI or shall be merged into or consolidated with WCI or any of its Restricted Subsidiaries or (ii) an acquisition by WCI or any of its Restricted Subsidiaries of the property and assets of any Person other than WCI or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

         "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by WCI or any of its Restricted Subsidiaries to any Person other than WCI or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of WCI or any of its Restricted Subsidiaries or (iii) any other property or assets of WCI or any of its Restricted Subsidiaries outside the ordinary course of business of WCI or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the relevant Indenture applicable to mergers, consolidations and sales of assets of WCI; provided, however, that the following shall not be included within the meaning of "Asset Sale": (A) sales or other dispositions of inventory, receivables and other current assets; (B) sales or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of WCI or its Restricted Subsidiaries; (C) a substantially simultaneous exchange of, or a sale or disposition (other than 85% or more for cash or cash equivalents) by WCI or any of its Restricted Subsidiaries of, licenses issued by the FCC or applications or bids therefor; provided, however, that the consideration received by WCI or any such Restricted Subsidiary in connection with such exchange, sale or disposition shall be equal to the fair market value of licenses so exchanged, sold or disposed of, as determined by the Board of Directors; and (D) except for purposes of the definition of "Indebtedness to EBITDA Ratio," any sale or other disposition of securities of an Unrestricted Subsidiary. The Equipment Notes Indenture also provides that, notwithstanding anything to the contrary in this definition, any sale, transfer or other disposition (other than a lease in the ordinary course of business but including the receipt of insurance proceeds in respect of Collateral) of any Collateral shall be deemed to be an Asset Sale of such Collateral.

         "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

         "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

         "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than the Permitted Investor, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50% of the total voting power of the Voting Stock of WCI on a fully diluted basis or (ii) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by WCI's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

         "Closing Date" means the date on which the Senior Notes or the Equipment Notes, as the case may be, are originally issued under the applicable Indenture.

         "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income and (vi) all other noncash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all noncash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for WCI and its Restricted Subsidiaries in conformity with GAAP; provided, however, that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by WCI or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

         "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by WCI or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by WCI and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

         "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of WCI and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of WCI or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

         "Convertible Notes" means the 14% Convertible Senior Subordinated Discount Notes of WCI due 2005.

         "Convertible Notes Indenture" means the Indenture dated as of October 23, 1995, between WCI and United States Trust Company of New York pursuant to which the Convertible Notes were issued.

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "Designated Equipment" means (i) telecommunications switches and related equipment and inventory; (ii) customer premise equipment; (iii) radios, antennae and cabling; (iv) office and warehouse furniture, fixtures and equipment (including, without limitation, computers and communications equipment); (v) company service vehicles; and (vi) software related to each of the foregoing, in each case used in the telecommunications business of WCI and its Subsidiaries.

         "Equipment Notes" means the 12 1/2% Guaranteed Senior Secured Notes of WinStar Equipment Due 2004.

         "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors (whose determination shall be conclusive) and evidenced by a Board Resolution.

         "FCC" means the United States Federal Communications Commission and any state or local telecommunications authority, department, commission or agency (and any successors thereto).

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indentures shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Senior Notes or the Equipment Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Holder" means the Person in whose name a Note is registered on the books of the registrar for the applicable Notes.

         "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness,


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including, with respect to the Company and its Restricted Subsidiaries, an
"incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Company; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (whether negotiable or non-negotiable), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (v) all obligations of such Person as lessee under Capitalized Leases,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations that are included in any of clauses (i) through (viii) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is (1) for purposes of determining the Indebtedness to EBITDA Ratio, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (2) for all other purposes, the amount determined in clause (1) on the date such Indebtedness is originally Incurred and (B) Indebtedness shall not include any liability for federal, state, local or other taxes.

         "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of WCI and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of WCI for the then most recent four full fiscal quarters for which reports have been filed pursuant to "-SEC Reports and Reports to Holders" (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided, however, that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), WCI or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period WCI or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of WCI shall be calculated on a pro forma basis as if such Asset Acquisition and any Incurrence of Indebtedness to finance such Asset Acquisition had taken place on the first day of such Reference Period.

         "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of WCI or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include
(i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and
(ii) the fair market value of the Capital Stock held by WCI and the Restricted Subsidiaries of any Person that has ceased to be a Restricted Subsidiary by reason of any transaction permitted by clause (iii) of the covenant described under "-Covenants-Covenants Relating to All the Notes-Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries." For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-Covenants-Covenants Relating to All the Notes-Limitation on Restricted Payments," (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of WCI at the time that such Restricted Subsidiary of WCI is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted


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

Subsidiary of WCI and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

         "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to WCI or any Restricted Subsidiary of WCI) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of WCI and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by WCI or any Restricted Subsidiary of WCI as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to WCI or any Restricted Subsidiary of WCI) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable by WCI or any of its subsidiaries as a result thereof.

         "Offer to Purchase" means an offer to purchase Senior Notes or Equipment Notes by WCI or WinStar Equipment from the Holders that is required by the covenant described under "-Repurchase of Notes upon a Change of Control" or "-Covenants-Covenants Relating to All the Notes-Limitation on Asset Sales" and which is commenced by mailing a notice to the relevant Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Senior Notes or Equipment Notes, as the case may be, validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Senior Note or Equipment Note, as the case may be, not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless WCI or WinStar Equipment, as the case may be, defaults in the payment of the purchase price, any Senior Note or Equipment Note, as the case may be, accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Senior Note or Equipment Note, as the case may be, purchased pursuant to the Offer to Purchase will be required to surrender the Senior Note or Equipment Note, as the case may be, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the Accumulated Amount of Senior Notes or the principal amount of Equipment Notes, as the case may be, delivered for purchase and a statement that such Holder is withdrawing his election to have such Senior Notes or Equipment Notes, as the case may be, purchased; and (vii) that Holders whose Senior Notes or Equipment Notes, as the case may be, are being purchased only in part will be issued new Senior Notes or Equipment Notes, as the case may be, equal in Accumulated Amount or principal amount (and accrued and unpaid interest) to the unpurchased portion thereof; provided, however, that each Senior Note or Equipment Note, as the case may be, purchased and each new Senior Note or Equipment Note, as the case may be, issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, WCI and WinStar Equipment shall (i) accept for payment on a pro rata basis Senior Notes or Equipment Notes, as


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

the case may be, or portions thereof tendered pursuant to an Offer to Purchase;
(ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes or Equipment Notes, as the case may be, or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the relevant Trustee all Senior Notes or Equipment Notes, as the case may be, or portions thereof so accepted together with an Officers' Certificate specifying the Senior Notes or Equipment Notes, as the case may be, or portions thereof accepted for payment by WCI. The Paying Agent shall promptly mail to the Holders of Senior Notes or Equipment Notes, as the case may be, so accepted for payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Note or Equipment Note, as the case may be, equal in principal amount to any unpurchased portion of the Senior Note or Equipment Note, as the case may be, surrendered; provided, however, that each Senior Note or Equipment Note, as the case may be, purchased and each new Senior Note or Equipment Note, as the case may be, issued shall be in a principal amount of $1,000 or integral multiples thereof. WCI will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The relevant Trustee shall act as the Paying Agent for an Offer to Purchase. WCI will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that WCI is required to repurchase Senior Notes or Equipment Notes, as the case may be, pursuant to an Offer to Purchase.

         "Old Senior Notes" means the 14% Senior Discount Notes due 2005 of WCI.

         "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, WCI or a Restricted Subsidiary;
(ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees in a principal amount not to exceed $1.0 million at any one time outstanding;
(v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments, to the extent that the consideration provided by WCI or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Redeemable Stock) of WCI; (vii) notes payable to WCI that are received by WCI as payment of the purchase price for Capital Stock (other than Redeemable Stock) of WCI; and
(viii) acquisitions of a minority equity interest in entities engaged in the telecommunications business; provided, however, that (A) the acquisition of a majority equity interest in such entities is not permitted under U.S. law without FCC consent, (B) the Company or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of FCC consent and (C) in the event that such consent has not been obtained within 18 months of funding such Investment, the Company or one of its Restricted Subsidiaries has the right to sell such minority equity interest in the seller thereof for consideration consisting of the consideration originally paid by the Company and its Restricted Subsidiaries for such minority equity interest.

         "Permitted Investor" means Mr. William J. Rouhana, Jr.

         "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory or common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and a bank's unexercised right of set-off with respect to deposits made in the ordinary course; (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of WCI or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided, however, that
(a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described above, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness

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

previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of WCI and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of WCI or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of WCI or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against WCI or any Restricted Subsidiary of WCI that does not give rise to an Event of Default;
(xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect WCI or any of its Restricted Subsidiaries from fluctuations in the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by WCI or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of WCI and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred or preference stock.

         "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes (unless the redemption price is, at WCI's option, without conditions precedent, payable solely in Common Stock (other than Redeemable Stock) of WCI) or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "-Repurchase of Notes Upon a Change of Control" and "-Covenants-Covenants Relating to All the Notes-Limitation on Asset Sales" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to WCI's repurchase of such Notes as are required to be repurchased pursuant to "-Repurchase of Notes Upon a Change of Control" and "-Covenants-Covenants Relating to All the Notes-Limitation on Asset Sales."

         "Restricted Subsidiary" means any Subsidiary of WCI other than an Unrestricted Subsidiary.

         "SEC" means the Securities and Exchange Commission and any successor agency.

         "Security Agreement" means the Security Agreement dated as of March 1, 1997, between WinStar Equipment and United States Trust Company of New York, as collateral agent.


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

         "Security Documents" means the Security Agreement and any other agreements, instruments or documents entered into or delivered in connection with any of the foregoing, as such agreements, instruments or documents may from time to time be amended in accordance with the terms hereof and thereof.

         "Senior Notes" means the 14 1/2% Senior Deferred Interest Notes of WCI Due 2005.

         "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of WCI that, together with its Subsidiaries, (i) for the most recent fiscal year of WCI, accounted for more than 10% of the consolidated revenues of WCI and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of WCI and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of WCI for such fiscal year. For purposes of the Equipment Notes Indenture, WinStar Equipment will be deemed to be a Significant Subsidiary.

         "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

         "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

         "Telecommunications Assets" means any (i) entity or business substantially all the revenues of which are derived from (a) providing transmission of sound, data or video; (b) the sale or provision of phone cards, "800" services, voice mail, switching, enhanced telecommunications services, telephone directory or telephone number information services or telecommunications network intelligence; or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b) above and
(ii) any assets used primarily to effect such transmission or provide the products or services referred to in clause (a) or (b) above and any directly related or ancillary assets including, without limitation, licenses and applications, bids and agreements to acquire licenses, or other authority to provide transmission services previously granted, or to be granted, by the FCC.

         "Telecommunications Subsidiary" means (i) WinStar Gateway Network, Inc., WinStar Wireless, Inc., WinStar Telecommunications, Inc., WinStar Milliwave, Inc., WinStar Locate, Inc. and WinStar Wireless Fiber Corp., and, in each case, its successors and (ii) any other Restricted Subsidiary of WCI that holds more than a de minimis amount of Telecommunications Assets.

         "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding deposits or debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of WCI) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; provided, however, that, notwithstanding the foregoing, the maturity of any of the foregoing that is applied to provide security in favor of the Indebtedness referred to in clause
(v) of the second paragraph of the "Limitation on Liens"


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covenant may occur as late as the earliest date that such Indebtedness may be redeemed at the option of the obligor with respect to such Indebtedness; provided further, however, that WCI shall cause such Liens referred to in such clause (v) to be incurred no later than the first anniversary of the Closing Date.

         "Transaction Date" means, with respect to the Incurrence of any Indebtedness by WCI or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

         "Unrestricted Subsidiary" means (i) any Subsidiary of WCI that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of WCI (including any newly acquired or newly formed Subsidiary of WCI), other than a guarantor of the Notes, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, WCI or any Restricted Subsidiary; provided, however, that neither WCI nor its Restricted Subsidiaries has any Guarantee of any Indebtedness of such Subsidiary outstanding at the time of such designation and either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-Covenants-Covenants Relating to All the Notes-Limitation on Restricted Payments." Notwithstanding the foregoing, WinStar New Media Company Inc., Non Fiction Films Inc. and WinStar Global Products, Inc. and their Subsidiaries are Unrestricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of WCI; provided, however, that immediately after giving effect to such designation (x) WCI could Incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "-Covenants-Covenants Relating to All the Notes-Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Anything to the contrary contained in the Indentures notwithstanding, no Telecommunications Subsidiary may be designated an Unrestricted Subsidiary.

         "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such custodian for the account of the holder of a depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

         "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

         "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.


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


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes the principal United States federal income tax consequences of the acquisition, ownership and disposition of the New Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary assumes that all of the New Notes will be held as capital assets (i.e., generally assets that are held for investment), within the meaning of Section 1221 of the Code, and will not be part of a straddle, a hedge or a conversion transaction, within the meaning of Section 1258 of the Code. The discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities or dealers in securities). Persons considering the exchange of Old Notes for New Notes should consult their tax advisors with regard to the applications of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdictions.

         As used in the summary which follows, the term "U.S. Holder" means a beneficial owner of New Notes that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) otherwise subject to United States federal income taxation on a net income basis with respect to worldwide income. The term "Non-U.S. Holder" means a holder of New Notes, that is, for United States federal income tax purposes, not a U.S. Holder.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THE OLD NOTES FOR NEW NOTES AND PURCHASING, HOLDING AND DISPOSING OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE FOR OLD NOTES

         The exchange by a holder of an Old Note for a New Note should not constitute a taxable exchange because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Each New Note should be treated as having been originally issued at the time the Old Note exchanged therefor was originally issued.

TAX CONSEQUENCES TO U.S. HOLDERS

         PAYMENTS OF INTEREST ON EQUIPMENT NOTES. A U.S. Holder of a New Equipment Note will be required to include interest payable on a New Equipment Note as ordinary income as such interest accrues or is received in accordance with such U.S. Holder's regular method of tax accounting.

         ORIGINAL ISSUE DISCOUNT ON SENIOR NOTES. The Old Senior Notes were issued with original issue discount, as defined in the Code. The New Senior Notes will similarly be treated as issued with original issue discounts. The amount of original issue discount on a debt instrument, within the meaning of
Section 1273 of the Code, is the excess (if any) of its "stated redemption price at maturity" over its issue price. The issue price of the Old Senior Notes was the respective offering price to the purchasers (not including any sales to a bond house, broker, or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler) at which a substantial amount of the Senior Notes was sold. According to the Treasury Regulations, the issue price of the Senior Notes does not change even if part of the issue is subsequently sold at a different price. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments). Because interest on the Senior Notes is not payable in cash until April 15, 2001, the stated interest on the New Senior Notes will not be treated as qualified stated interest, but will, for United States federal income tax purposes, be added to the stated redemption price at maturity of the Senior Notes. As a result, the Senior Notes will be treated as having been issued with original issue discount equal to the excess of their stated redemption price at maturity over their issue price.

         Each U.S. Holder of a New Senior Note (regardless of whether such U.S. Holder is a cash or an accrual basis taxpayer) will be required to include in such U.S. Holder's gross income in each taxable year, in advance of the receipt of cash payments attributable to such income, that portion of the original issue discount, computed on a constant yield basis, attributable to each day during such taxable year on which the U.S. Holder held the Senior Note. In general, under Section 1272 of the Code, the amount of original issue discount that a holder of a debt instrument must include in gross income for United States federal income tax purposes will be the sum of the daily portions of original issue discount with respect to such debt instrument for each day during the taxable year or portion of a taxable year in which such holder holds the debt instrument. The daily portion is determined under a constant yield method by allocating to each day of an accrual period a pro rata portion of an amount equal to the "adjusted issue price" of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period). Accrual periods with respect to a New Senior Note may be of any length selected by the U.S. Holder and may vary in length over the term of the New Senior Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the New Senior Note occurs on either the final or first day of an accrual period. The yield to maturity of a debt instrument is the discount rate that, when applied to all payments due under the debt instrument produces a present value equal to the issue price of the debt instrument. The "adjusted issue price" is the issue price of the debt instrument increased by the accrued original issue discount for all prior accrual periods (and decreased by the amount of cash payments made in all prior accrual periods).

         U.S. Holders of New Senior Notes should be aware that, because of the above original issue discount rules, a U.S. Holder of a New Senior Note will be required for United States federal income tax purposes to include amounts in ordinary income in advance of the receipt of the cash attributable to such income.

         The New Equipment Notes were not issued with original issue discount as stated interest is unconditionally payable in cash semiannually throughout the life of the instrument.

                  ACQUISITION PREMIUM. If a U.S. Holder of a New Senior Note acquired the Old Senior Note at a cost in excess of its "adjusted issue price" (as defined above) but less than its stated redemption price at maturity, such New Senior Note will continue to have an acquisition premium to the extent of such excess. Under the acquisition premium rules of the Code and the Treasury Regulations promulgated thereunder, the amount of the original issue discount which such U.S. Holder must include in its gross income with respect to such New Senior Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

         MARKET DISCOUNT. If a U.S. Holder purchases Notes for an amount that is less than the "revised issue price" of the Notes at the time of acquisition, the amount of such difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount ("de minimis market discount"). The "revised issue price" is the original issue price of a Note plus the aggregate amount of previously accrued original issue discount (in the case of a Senior Note), without regard to any reductions for acquisition premium, less payments other than qualified stated interest. Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, Notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Notes at the time of such payment or disposition. If a holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such holder had sold such Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the Notes or the earlier disposition of the Notes in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Notes.

         Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Notes, unless a holder elects to accrue market discount on a constant interest method. A holder of Notes may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions and ordinary income treatment of gain on disposition will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Service.

         AMORTIZABLE BOND PREMIUM. Generally, if the tax basis (generally, the purchase price) of an Equipment Note held as a capital asset exceeds the amount payable at maturity of the obligation, such excess will constitute amortizable bond premium that the holder may elect, under Section 171 of the Code, to amortize under the constant yield method over the period from its acquisition date to the obligation's maturity date. A holder of an Equipment Note who elects to amortize bond premium must reduce its tax basis in the related Equipment Note by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the Equipment Note for United States federal income tax purposes. An election to amortize bond premium on an Equipment Note generally applies to all bonds held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired, and may not be revoked without the consent of the Service.

         SALE OR OTHER DISPOSITION. In general, a U.S. Holder of a New Note will recognize gain or loss upon the sale, exchange, redemption, or other taxable disposition of such New Note measured by the difference between (i) the amount of cash and the fair market value of property received (except, in the case of Equipment Notes, to the extent attributable to accrued but unpaid interest) and
(ii) the U.S. Holder's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a New Note will initially equal the cost of the Old Note to such U.S. Holder and will be increased by any accrued original issue discount (net of all amortized acquisition premium) and any market discount includable in such U.S. Holder's gross income and decreased by the amount of any cash payments received by such U.S. Holder regardless of whether such payments are denominated as principal or interest (other than payments of qualified stated interest) and amortizable bond premium, if any, deducted over the term of the Notes. Subject to the market discount rules discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the Notes have been held for more than one year.

         ELECTIONS. A U.S. Holder of Notes, subject to certain limitations, may elect to include all stated and unstated interest and discount on the Notes in gross income under the constant yield method. For this purpose, interest includes original issue discount, de minimis market discount and market discount, as adjusted by any amortizable bond premium or acquisition premium. Any such election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies. See "-Market Discount." U.S. Holders should consult with their tax advisors regarding any tax elections they intend to make with respect to any Notes.

         APPLICABLE HIGH YIELD DISCOUNT RULES. Generally, under Section 163(e)(5) of the Code, original issue discount is not deductible until paid in cash or property (other than issuer debt or stock) with respect to any "applicable high yield discount obligations" ("AHYDOs") issued by a corporation. A New Senior Note will continue to constitute an AHYDO since it (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the sum of five percentage points plus the "applicable federal rate" ("AFR") for the calendar month in which the obligation is issued and (iii) has "significant original issue discount" (as defined in Section 163(i)(2) of the Code). (The AFR for the month of March 1997 was 6.32% for instruments with a weighted average maturity in excess of three years but not in excess of nine years providing semiannual compounding.) Since the Senior Notes are AHYDOs, (i) the product of the total original issue discount under the Senior Notes times the ratio of (a) the excess of the yield to maturity over the sum of the AFR plus six percentage points to (b) the yield to maturity will not be deductible by the Company and will be treated for some purposes as dividends to corporate holders of the Senior Notes (to the extent that the Company has sufficient current or accumulated earnings and profits for federal income tax purposes that such nondeductible amounts would have been treated as dividends if they had been distributions with respect to the Company's stock), and (ii) any original issue discount for which the Company's deductions are not disallowed under clause (i) above will not be deductible by the Company until actually paid. Amounts treated as dividends under clause (i) will be nondeductible by the Company, and may qualify for the dividends received deduction for corporate holders, but should be treated as original issue discount and must be included in income, as described above. The Company believes that it does not presently have any current or accumulated earnings and profits and it cannot predict whether it will have any earnings and profits for future years. As such, in any year in which the Company has no earnings and profits, the nondeductible portion in clause (i) relating to such year would not be eligible for the dividends received deduction in the case of corporate holders.

         INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company will report annually to the Service and to non-corporate record holders of the Notes amounts of interest paid and original issue discount accrued during the calendar year. The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest (including original issue discount) on a Note and to certain payments of proceeds on the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% if the U.S. Holder, among other things,
(i) fails to furnish his or her social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding,
(ii) furnishes to such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the U.S. Holder is not subject to backup withholding or (iv) fails to report properly interest and dividends on his or her tax return. A holder who does not provide the Company or the applicable reporting entity with his or her correct TIN may be subject to penalties under the Code. Certain holders, including corporations, are not subject to backup withholding if their exempt status is properly established.

         Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

        PORTFOLIO INTEREST EXEMPTION

         A Non-U.S. Holder will generally, under the portfolio interest exemption of the Code, not be subject to United States federal income taxes and/or United States federal withholding tax, on payments of principal, premium, if any, and interest (including original issue discount) on the New Notes, provided that (in the case of interest, including original issue discount) (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) such original issue discount or interest is not effectively connected with a United States trade or business of the Non-U.S. Holder and (iv) either (a) the beneficial owner of the New Notes certifies to the Company or its agent, under penalties of perjury, that it is a Non-U.S. Holder and provides a completed IRS Form W-8 ("Certificate of Foreign Status") or (b) a securities clearing organization, bank or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the New Notes, certifies to the Company or its agent, under penalties of perjury, that it has received Form W-8 from the beneficial owner or that it has received from another financial institution a Form W-8 and furnishes the payor with a copy thereof. If any of the situations described in proviso (i), (ii) or (iv) of the preceding sentence do not exist, interest on the New Notes when received is subject to United States withholding tax at the rate of 30% unless an income tax treaty between the United States and the country of which the Non-U.S. Holder is a tax resident provides for the elimination or reduction in the rate of United States federal withholding tax. Recently proposed Treasury Regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (iv)(a) and (b). The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions they will include if and when adopted in temporary or final form.

         If a Non-U.S. Holder of a New Note is engaged in a trade or business in the United States and interest (including original issue discount) on the New
Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States federal withholding tax by reason of the delivery of a properly completed Form 4224, will be subject to United States federal income tax on such interest (including original issue discount) and on any gain realized on the sale, exchange or other disposition of a New Note in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

         FEDERAL ESTATE TAX

         New Notes owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be excluded from the individual's gross estate for the United States federal estate tax purposes and will not be subject to United States federal estate tax if the nonresident qualifies for the portfolio interest exemption (without regard to the certification requirements) discussed above.

         SALE OF NOTES

         A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized in connection with the sale, exchange or retirement of New Notes, unless (i) (a) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or
(b) if a tax treaty applies, the gain is attributable to the United States permanent establishment maintained by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, or (iii) the Non-U.S. Holder is subject to tax pursuant to provisions of the Code applicable to United States expatriates.

         INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, there is no United States information reporting requirement or backup withholding tax on payments to Non-U.S. Holders who provide the appropriate certification described above regarding qualification for the portfolio interest exemption from United States federal income tax for payments of principal or interest (including original interest discount) on the New Notes.

         Payment by the Company of principal on the New Notes or payment by a United States office of a broker of the proceeds of a sale of New Notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that such owner is a Non-U.S. Holder who meets all the requirements for exemption from United States federal income tax on any gain from the sale, exchange or retirement of the New Notes.

         In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of New Notes effected at a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption, provided such broker does not have actual knowledge that the payee is a United States person. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the Service.

         THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

INDEBTEDNESS

         In October 1995, the Company raised net proceeds of $214.5 million from the 1995 Debt Placement. The 1995 Notes will not accrue interest prior to October 15, 2000, nor pay cash interest prior to April 15, 2001; however, the principal value of the 1995 Notes have accreted since issuance and at maturity the 1995 Senior Notes and the Convertible Notes will have aggregate principal amounts of $294.2 million and $147.1 million, respectively. From and after October 15, 2000, the 1995 Notes will accrue interest at the rate of 14% per annum, payable semiannually in cash commencing April 15, 2001. The 1995 Notes mature on October 15, 2005.

         The Convertible Notes are convertible, at any time, at the option of the holder, into that number of shares of Common Stock derived by dividing the principal amount of the Convertible Notes being converted by $20.625. In addition, if the closing sale price of the Common Stock on the Nasdaq National Market during any twelve-month period from October 15, 1995 through October 15, 1999 (each a "Market Criteria Period") has exceeded the Market Criteria (as defined in the Indenture governing the Convertible Notes) and a registration statement with respect to Common Stock issuable upon conversion of the Convertible Notes ("Conversion Shares") is effective and available, all of the Convertible Notes automatically will be converted into Conversion Shares at the close of business on the last day of the Market Criteria Period. The Company has caused to be declared effective a registration statement registering the issuance or resale of the Conversion Shares.

         The 1995 Indentures contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of their capital stock; make investments or certain other restricted payments; sell assets; issue or sell stock of such subsidiaries; enter into transactions with stockholders or affiliates; acquire assets or businesses not constituting "telecommunications assets" (as defined in the 1995 Indentures); or consolidate, merge or sell all or substantially all of their assets. The covenants contained in the Indentures are subject to exceptions and the Company's new media and consumer products subsidiaries are not subject to many of the covenants contained therein, although the Company's ability to make additional investments in such subsidiaries is limited.

         In September 1995, the Company's wholly owned subsidiary, WinStar Wireless, Inc. ("WinStar Wireless") entered into an equipment lease financing arrangement (the "Equipment Lease Financing") with ML Investors Services, Inc. ("ML"), pursuant to which ML has made available $7.0 million in equipment financing. Pursuant to a master lease agreement between WinStar Wireless and ML entered into in connection with the Equipment Lease Financing, WinStar Wireless has leased transceivers and related network equipment from ML or its assignee at the rate of 2.2753% of the equipment value per month (a return of approximately 13% per annum to the lessor), which lease payment obligations are non-cancelable for sixty months. After twelve months WinStar Wireless may purchase the equipment at scheduled rates which decline over the term of the lease and provide for a return of approximately 15% per annum to the lessor. WinStar Wireless' obligations under the lease are guaranteed by the Company. As additional consideration for providing the Equipment Lease Financing, the Company has issued to ML options to purchase 55,000 shares of Common Stock at an exercise price of $17.125 per share and options to purchase 15,000 shares of Common Stock at an exercise price of $18.0625 per share.

         In November 1994, WinStar Gateway entered into a Loan and Security Agreement ("CIT Loan Agreement") with The CIT Group/Credit Finance, Inc. ("CIT"), pursuant to which CIT agreed to make a $5.0 million revolving credit facility (the "CIT Credit Facility") available to WinStar Gateway until November 1998 as extended. Pursuant to the terms of the CIT Loan Agreement, borrowings are limited to 90% of the most eligible accounts receivable with eligibility of certain types of accounts receivable limited to 80% and 50% (less appropriate reserves as determined by CIT). In addition, WinStar Gateway is prohibited from paying dividends to the Company. The Company also is party to a keepwell agreement requiring the Company to make a monthly contribution to WinStar Gateway in an amount equal to the amount by which WinStar Gateway's net income
(loss) before depreciation and amortization minus its capital expenditures is less than zero for a particular month. Borrowings bear interest at a rate of 1.75% in excess of the prime commercial lending rate of The Chase Manhattan Bank, N.A. subject to increase if WinStar Gateway's or the Company's net worth (as defined) drops below specified amounts, and are secured by a lien on all of WinStar Gateway's assets as well as a guarantee by the Company as to the first $2.2 million in borrowings. The CIT Loan Agreement also provides for certain underutilization fees and subordinates a $5 million revolving credit facility made by the Company to WinStar Gateway. As additional consideration for providing the CIT Credit Facility, the Company issued to CIT warrants to purchase 50,000 shares of Common Stock, which warrants have been exercised.

         In August 1996, WinStar Global Products entered into an Amended and Restated Credit and Security Agreement (as amended, the "Credit Agreement") with IBJ Schroder Bank & Trust Company ("IBJ"), pursuant to which IBJ agreed to make a $12.0 million revolving credit facility (the "Revolving Credit Facility") and a $250,000 Letter of Credit facility (included within the Revolving Credit Facility) available to WinStar Global Products until August 8, 1999. Pursuant to the terms of the Credit Agreement, borrowings are limited to an amount equal to the sum of (a) 85% of eligible accounts receivable plus (b) the lesser of 50% of eligible inventory or $4,500,000 plus (c) for the period commencing March 1 of each year through January 31 of the following year, $3.0 million (the "Overadvance"). Borrowings bear interest at a rate of 0.75% in excess of the base lending rate of IBJ and are secured by a lien on all of the assets of WinStar Global Products as well as a guaranty by the Company of any amounts borrowed as an Overadvance. The Credit Agreement also requires the payment of certain periodic fees by WinStar Global Products, contains certain affirmative and negative covenants including restrictions upon WinStar Global Products' ability to pay dividends or make other payments to the Company and subordinates a $3.1 million loan made by the Company to WinStar Global Products. The Credit Agreement amends and restates a loan agreement providing a $6.0 million credit facility from Century Business Credit Corporation ("Century") which was established in 1994 and assigned (including all security interests and a $3.0 million guaranty given by the Company) by Century to IBJ.

         The Company's subsidiaries have entered into, and will continue to seek, financing arrangements with respect to equipment, including telecommunications switches, 38 GHz radios and other related equipment. The Company's subsidiary, WinStar Telecommunications, Inc., consummated a $3.1 million sale/leaseback of its New York City switch in December 1996 and a $3.8 million sale/leaseback of its Los Angeles switch in April 1997 and borrowed approximately $3.3 million from a third party lender in connection with its purchase of its Chicago switch in March 1997. In addition, the Company is currently negotiating financing arrangements with respect to certain of its existing inventory of 38 GHz radios and anticipates negotiating additional financing arrangements for switches, radios and other equipment on similar terms in the future.

PREFERRED STOCK

         On February 6, 1997, the Company and its wholly owned subsidiary, WinStar Credit Corp. ("WCC"), entered into a Securities Purchase Agreement with certain purchasers, pursuant to which the Company and WCC agreed to sell to such purchasers an aggregate of 4,000,000 shares of the Company's Convertible Preferred Stock and warrants to purchase 1,600,000 shares of the Company's Common Stock (the "Warrants") for an aggregate purchase price of $100.0 million. The Preferred Stock Placement was consummated on February 11, 1997. The Preferred Stock Placement was conducted through Credit Suisse First Boston Corporation, which acted as placement agent and received customary fees for acting in such capacity. The principal purpose of the Preferred Stock Placement was to raise proceeds to fund the expansion of the Company's telecommunications and other operations.

         Each share of Convertible Preferred Stock has a stated value of $25 ("Stated Value") and entitles the holder thereof to receive from the Company dividends at a rate per annum equal to 6% of the Stated Value. Dividends accrue and are cumulative from the date of issuance and are payable in arrears quarterly as of March 31, June 30, September 30 and December 31 of each year. The Company may, at its election, pay such dividends in cash or through the issuance of additional shares of Convertible Preferred Stock. To date, the Company has issued 33,335 shares of Preferred stock in payment of in-kind dividends on such stock. The Company has not paid any cash dividends on the Preferred Stock.

         The shares of Convertible Preferred Stock are convertible into shares of Common Stock commencing August 11, 1997 by dividing the aggregate Stated Value of the Convertible Preferred Stock being converted by the Conversion Price (as defined below); provided, however, that from August 11, 1997 through November 10, 1997, only 50% of the Convertible Preferred Stock may be converted. Subject to certain adjustments, the "Conversion Price" will be: (i) with respect to any conversion of Convertible Preferred Stock occurring prior to February 11, 1998, the lesser of (x) $25 and (y) the average of the closing bid prices for the Common Stock for the 20 consecutive trading days immediately preceding the date of conversion and (ii) with respect to any conversion of the Convertible Preferred Stock occurring on or after

February 11, 1998, the lesser of (x) $25 and (y) the average of the closing bid prices for the 20 consecutive trading days immediately preceding February 11, 1998. Notwithstanding the foregoing, if a holder of Convertible Preferred Stock requests conversion at a time when the Conversion Price is less than $15, the Company may (subject to certain notice requirements), in lieu of converting such Convertible Preferred Stock into shares of Common Stock, pay such holder in cash an amount equal to 110% of the Liquidation Preference (as defined below) for each share of Convertible Preferred Stock requested to be converted. On February 11, 2002, any Convertible Preferred Stock still outstanding shall be automatically converted into shares of Common Stock, unless the Company elects to pay cash therefor in an amount equal to the Stated Value plus all accrued and unpaid dividends thereon (the "Liquidation Preference"). Unless paid for in cash, such conversion will be effected by delivery of shares of Common Stock having a value, based upon the closing bid prices for the Common Stock for the 20 consecutive trading days ending one trading day prior to such conversion date, equal to the Liquidation Preference.

         The Warrants entitle the holders thereof to purchase an aggregate of 1,600,000 shares of Common Stock for $25 per share at any time commencing February 11, 1998 and ending February 11, 2002. The Company may accelerate the expiration date at any time after February 11, 2000 if Common Stock trades at $40 or more for a period of 20 consecutive days.

         The Company and the purchasers of the Convertible Preferred Stock also entered into a Registration Rights Agreement, dated February 6, 1997 (the "Preferred Stock Registration Rights Agreement"), pursuant to which the Company is obligated to file a registration statement under the Securities Act, registering (i) the resale of the Convertible Preferred Stock and Warrants and
(ii) the issuance by the Company of the shares of Common Stock issuable upon exercise of the Warrants, and to have such registration statement declared effective by the Securities and Exchange Commission ("SEC") on or prior to August 15, 1997. If such registration statement is not declared effective by the SEC by August 15, 1997, the dividend rate of the Convertible Preferred Stock shall increase to 6.5% per annum until the default under the Preferred Stock Registration Rights Agreement is cured. Additionally, at any time after May 11, 1997, each holder of the Convertible Preferred Stock may demand that the Company file and have declared effective within 90 days of such demand a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, however, that the Company will not be required to file more than two such registration statements. If such later registration statement is not declared effective by the SEC within the applicable 90-day period, the Company will be required to pay to the holders of the Convertible Preferred Stock who made the demand an amount equal to 2% of the Liquidation Preference of their shares of Convertible Preferred Stock for each month until the default is cured. Such penalty is payable at the Company's election in cash or through the issuance of additional shares of Convertible Preferred Stock.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account pursuant to an Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ___________, 199___, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

         The Issuers will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to an Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for is own account pursuant to an Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date, the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offers (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and costs incurred by a holder in transmitting its Old Notes to the Exchange Agent and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the New Notes offered hereby and certain tax matters are being passed upon for the Company by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller own shares of the Company's Common Stock.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for the years ended February 28, 1995, December 31, 1996 and the ten months ended December 31, 1995 incorporated by reference into this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the financial statements of Milliwave Limited Partnership as of December 31, 1995 and 1996 and for the period April 25, 1995 (inception) through December 31, 1995 and for the year ended December 31, 1996 included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon.

                          INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE

MILLIWAVE LIMITED PARTNERSHIP FINANCIAL STATEMENTS

   Report of Independent Certified Public Accounts ...............     F-2

   Balance Sheets as of December 31, 1995 and 1996 ...............     F-3

   Statement of Operations, Year Ended December 31, 1996 .........     F-4

   Statement of Changes in Partners' Capital, April 25, 1995
     (inception) through December 31, 1995 and the Year Ended
     December 31, 1996 ..........................................      F-5


   Statement of Cash Flows, Year Ended December 31, 1996 ........      F-6

   Notes to Financial Statements ................................      F-7

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   Unaudited Pro Forma Condensed Consolidated Financial
     Statements .................................................     F-10

   Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
     December 31, 1996 ..........................................     F-11

   Unaudited Pro Forma Condensed Consolidated Statement of
     Operations, Year Ended December 31, 1996 ...................     F-12

   Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements .......................................     F-13

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

THE PARTNERS
   MILLIWAVE LIMITED PARTNERSHIP

         We have audited the accompanying balance sheets of Milliwave Limited Partnership (a Florida limited partnership) as of December 31, 1995 and 1996 and the related statements of changes in partners' capital for the period April 25, 1995 (inception) through December 31, 1995 and the year ended December 31, 1996 and statements of operations and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the management of Milliwave Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Milliwave Limited Partnership as of December 31, 1995 and 1996, the changes in partner's capital for the period April 25 (inception) through December 31, 1995, and the year ended December 31, 1996 and the results of its operations and its cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

New York, New York
January 9, 1997



                          MILLIWAVE LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,
                                                                              1995            1996
                          ASSETS

CURRENT ASSETS

   Cash ...............................................................    $  11,222      $   742,472
   Other current assets ...............................................         --              6,109
                                                                            ---------     ------------

Total current assets ..................................................       11,222          748,581


   Equipment, net of accumulated depreciation of $70,605 ..............         --          1,391,106

   Licenses, net of accumulated amortization of $0 and $130,422 .......      317,581        1,321,949
                                                                            ---------     ------------
                                                                            $328,803       $3,461,636
                                                                            ---------     ------------
                                                                            ---------     ------------

                        LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES

   Accounts payable and accrued expenses ..............................     $  53,803      $  111,496
                                                                            ---------       ----------
 ......................................................................        53,803         111,496
Total current liabilities

 ......................................................................       275,000       3,350,140
                                                                            ---------       ----------

PARTNERS' CAPITAL                                                           $ 328,803      $3,461,636
                                                                            ---------       ----------
                                                                            ---------       ----------


          The accompanying notes are an integral part of these statements.

                          MILLIWAVE LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenues .......................................                     $    3,649
Operating expenses
   Consulting and contracted services ..........       $556,915
   Professional fees ...........................        649,478
   Depreciation and amortization ...............        201,026
   Salaries and related charges ................        146,000
   Travel and entertainment ....................         91,214
   Insurance ...................................         48,964
   Regulatory fees .............................         35,150
   Occupancy costs .............................         57,126
   Office and sundry ...........................         48,865
                                                       --------
                                                                      1,834,738

          Net loss from operations .............                     (1,831,089)

Interest income ................................                         93,234
Interest expense ...............................                         (5,748)
                                                                        --------
          Net loss .............................                    $(1,743,603)
                                                                     ===========


         The accompanying notes are an integral part of this statement.

                          MILLIWAVE LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              APRIL 25, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                        AND YEAR ENDED DECEMBER 31, 1996

Cost of contributed license applications ...............       $     122,654
Cash contributed .......................................             152,346
                                                                 -----------
Partners' capital at December 31, 1995 .................             275,000
Cash contributed .......................................           5,000,000
Syndication costs ......................................           (181,257)
Net loss ...............................................         (1,743,603)
                                                                 -----------
Partners' capital at December 31, 1996 .................          $3,350,140
                                                                  ==========





         The accompanying notes are an integral part of this statement.

                          MILLIWAVE LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996



Cash flows from operating activities
   Net loss .......................................................................    $(1,743,603)
   Adjustments to reconcile net loss to net cash used in operating activities
           Depreciation and amortization ..........................................        201,026
           Increase in other current assets .......................................         (6,109)
           Increase in accounts payable and accrued expenses ......................         57,693
              Net cash used in operating activities ...............................     (1,490,993)

Cash flows from investing activities

   Purchases of equipment .........................................................     (1,461,711)
   Licenses .......................................................................     (1,134,789)
                                                                                        ----------
              Net cash used in investing activities ...............................     (2,596,500)
                                                                                        ----------
Cash flows from financing activities

   Capital contributions ..........................................................      5,000,000
   Syndication costs ..............................................................       (181,257)
                                                                                        ----------
              Net cash provided by financing activities ...........................      4,818,743
              Net increase in cash ................................................        731,250
   Cash at beginning of period ....................................................         11,222
                                                                                        ----------
   Cash at end of period ..........................................................        742,472
                                                                                        ==========


         The accompanying notes are an integral part of this statement.

                          MILLIWAVE LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

NOTE I--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

         Milliwave Limited Partnership (a Florida limited partnership, hereinafter referred to as the "Partnership") was formed on April 25, 1995 to apply for and obtain licenses from the Federal Communications Commission ("FCC") and to exploit such licenses for commercial purposes. As of October 1996, the Partnership had met its minimum construction requirements for all of its licensed service areas. From inception through December 31, 1995, the Partnership had no operations, other than the application for licenses from the FCC. The Partnership was dissolved through merger of its corporate shareholders on January 2, 1997 (see Note 5).

         A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

         1. Equipment

         Equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of eight years of the related assets.

         2. Licenses and Other Assets

         Licenses are being amortized over 40 years in accordance with industry practice.

         3. Income Taxes

         No provision for Federal, state or local income taxes has been provided as the Partnership is not a taxable entity and the partners are individually liable for the taxes on their shares of the Partnership's income.

         4. Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, the Partnership is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         5. Concentration of Credit Risk

         The Partnership maintains its cash in one financial institution. The balance is insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996, amounts held at this financial institution total $1,054,000.

NOTE 2--NATURE OF BUSINESS AND LICENSES

         The Partnership holds 88 licenses granted by the FCC. These licenses allow the Partnership to deliver communication services over the 38 GHz band specified in the licenses. The licenses were issued at various dates through March 15, 1996. Under the terms of the licenses, the Partnership had to construct a minimum of one radio link per licensed service area within eighteen months of the date of grant or risk revocation of the licenses by the FCC. As of October 1996, construction requirements have been completed on all licenses. At December 31, 1995 and 1996, the

                          MILLIWAVE LIMITED PARTNERSHIP

                           DECEMBER 31, 1995 AND 1996

NOTE 2--NATURE OF BUSINESS AND LICENSES (Continued)

Partnership has capitalized $317,581 and $1,452,371, respectively, of license costs consisting of filing, application and legal fees relative to the licenses.

NOTE 3--PARTNERS' CAPITAL

         For the period from May 1994 through the formation of the Partnership in April 1995, one of the partners incurred $122,654 in license application costs, which were contributed to the Partnership at cost and included in the capital of the Partnership.

         The balance of the capital contributed during the period ended December 31, 1995 represented cash contributed of $152,346.

         On May 30, 1996 the Partnership amended and restated its limited partnership agreement to provide for Series A and Series B Limited Partners. Concurrent with the amendment, the Partnership sold $5,000,000 of Series B Limited Partnership interests. Syndication costs relating to the sale amounted to $181,257.

         The general partner provides management services to the Partnership and reimburses the Partnership for salary paid to the general partner. Management fees and contra reimbursement for the year ended December 31, 1996 totaled $152,509.

         A limited partner served as a consultant to the Partnership for various business and strategic issues. Fees paid for these services for the year ended December 31, 1996 totaled $175,570.

NOTE 4--COMMITMENTS AND CONTINGENCIES

         The Partnership entered into site license and service agreements with WinStar Communications, Inc. ("WinStar") in conjunction with the installation and operation of up to a total of seventy-eight 38 GHz radio links. For each link, the agreements call for payment from the Partnership to WinStar of a one-time fee of $8,500 for site identification, survey and equipment installation; $14,400 for equipment at each site; a monthly fee of $150 for monitoring and maintaining radio system equipment; and a monthly fee of $200 for access to and use of radio system sites. As of December 31, 1996, the one-time fees and equipment costs have been applied towards links and the monthly fees have been expensed. In addition, WinStar makes monthly payments to the Partnership for capacity leased under a two-year transmission path lease agreement. Such amounts vary from $10-$75 per link.

         Subsequent to December 31, 1995, the Partnership entered into purchase orders to purchase radio links from P-Corn, Inc., amounting to approximately $570,000. As of December 31, 1996, the purchase commitment has been satisfied.

         On November 13, 1995, the FCC released an order freezing the acceptance for filing of new applications for 38 GHz frequency licenses. On December 15, 1995, the FCC announced the issuance of a notice of proposed rulemaking (NPRM), pursuant to which it proposed to amend its current rules relating to 38 GHz, including, among other items, the imposition of minimum construction requirements and an auction procedure for issuance of licenses in the 37-40 GHz band. In addition, the FCC ordered that those applications that are subject to mutual exclusivity with other applicants or that were placed on public notice by the FCC after September 13, 1995 would be held in abeyance and not processed by the FCC pending the outcome of the proceeding initiated by the NPRM. Final rules with respect to the

                          MILLIWAVE LIMITED PARTNERSHIP

                           DECEMBER 31, 1995 AND 1996

NOTE 4-COMMITMENTS AND CONTINGENCIES (Continued)

changes proposed by the NPRM have not been adopted and the changes proposed by the NPRM have been, and are expected to continue to be, the subject of numerous comments by members of the telecommunications industry and others. Consequently, there can be no assurance that the NPRM will result in the issuance of rules consistent with the rules initially proposed in the NPRM. Until final rules are adopted, the rules currently in existence remain in effect with respect to outstanding licenses.

NOTE 5--WINSTAR COMMUNICATIONS, INC. AGREEMENT

         In June 1996 WinStar and the Partnership entered into an agreement pursuant to which WinStar would acquire through a merger with the Partnership's corporate partners for a purchase price of $40 million cash and 3.4 million shares of WinStar common stock. The number of shares issuable upon consummation of this transaction was subject to adjustment, depending on WinStar's stock price on the date of closing of the transaction. The acquisition was subject to FCC approval, which was obtained in December 1996. WinStar and the Partnership also entered into a (i) services agreement pursuant to which WinStar provides services to the Partnership in connection with the build out of the Partnership's licensed areas in consideration for payment of monthly site access and management and installation fees and (ii) a two-year transmission path lease agreement permitting use of up to 488 of WinStar's radio links in the Partnership's licensed areas. On January 2, 1997, the merger was completed. WinStar paid an aggregate of $40.7 million in cash and approximately 3.6 million shares of common stock of WinStar, which had an aggregate market value of $75 million on the date of Consummation. Pursuant to a registration rights agreement, WinStar agreed to register such shares of common stock for resale prior to January 1, 1998.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                          UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated balance sheet as of December 31, 1996 gives effect to the acquisition, by WinStar Communications, Inc. and subsidiaries (the "Company") of Milliwave Limited Partnership ("Milliwave") and the issuance of the Preferred Stock ("Preferred Stock Placement"), as if the acquisition of Milliwave and the Preferred Stock Placement had occurred on December 31, 1996. The following unaudited pro forma "as adjusted" balance sheet gives effect to the acquisition of Milliwave and the Preferred Stock Placement as well as the issuance of Debt in the 1997 Debt Placement (including the application of a portion of the proceeds therefrom to repay the Locate Notes) as if they occurred on December 31, 1996. The unaudited pro forma condensed consolidated balance sheet has been prepared for information purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had these transactions taken place on December 31, 1996.

         The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 gives effect to the Company's acquisition of Milliwave and the Preferred Stock Placement as if they occurred as of the beginning of the year ended December 31, 1996. The following unaudited pro forma "as adjusted" statements of operations for the year ended December 3, 1996 give effect to the acquisition and the Preferred Stock Placement as well as the issuance of Debt in the 1997 Debt Placement as if they occurred as of the beginning of the year ended December 31, 1996. The revenues and results of operations included in the following unaudited pro forma condensed consolidated statements of operations are not indicative of anticipated results of operations for periods subsequent to the acquisition of Milliwave and the Preferred Stock Placement and the issuance of Debt in the 1997 Debt Placement, nor are they considered necessarily to be indicative of the results of operations for the year ended December 31, 1996 had the acquisition of Milliwave and the Preferred Stock Placement and the issuance of Debt in the 1997 Debt Placement actually been completed at the beginning of the year ended December 31, 1996.

         These financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements, which follow, the consolidated financial statements of the Company and the related notes thereto, incorporated by reference into this Prospectus and the financial statements of Milliwave, and the related notes thereto, appearing elsewhere in this Prospectus.

                                                        WINSTAR COMMUNICATIONS INC. AND SUBSIDIARIES
                                                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                                    AS OF DECEMBER 31, 1996
                                                                    (DOLLARS IN THOUSANDS)


                                                                                   PRO FORMA
                                                                                  ADJUSTMENTS                    PRO FORMA
                                                                                   INCREASE/                    ADJUSTMENT
                                                                                  (DECREASE)     PRO FORMA       INCREASE/
                                                                                     FOR           FOR       (DECREASE) FOR
                                                         COMPANY     MILLIWAVE     MILLIWAVE     MILLIWAVE    PREFERRED STOCK
                                                        HISTORICAL   HISTORICAL   ACQUISITION   ACQUISITION      PLACEMENT
                                                        ----------   ----------   -----------   -----------   ---------------
                            ASSETS

Current assets
  Cash and cash equivalents ..........................   $95,490   $    743      $(35,660)(a)    $  60,573      $96,000 (b)
   Short-term investments ............................    26,997         --          --             26,997        --
                                                          ------    -------       -------         --------       ------
    Cash, cash equivalents and short term
     investments .....................................   122,487        743       (35,660)          87,570       96,000


   Investments in marketable equity securities .......       688         --          --                688        --
   Accounts receivable, net ..........................    17,649          6          --             17,655        --
   Inventories .......................................    13,615         --          --             13,615        --
   Prepaid expenses and other current assets .........    16,726         --        (5,000)(a)       11,726        --
                                                          ------    -------       -------         --------       ------
     Total current assets ............................   171,165        749       (40,660)         131,254       96,000
   Property and equipment, net .......................    63,287      1,391          --             64,678        --
   Licenses, net .....................................    27,434      1,322       138,813 (a)      167,569        --
   Intangible assets, net ............................    13,404         --          --             13,404        --
   Deferred financing costs ..........................    10,535         --          --             10,535        --
   Other assets ......................................     4,398         --          --              4,398        --
                                                         -------    -------       -------         --------     --------
          Total assets ...............................  $290,223     $3,462       $98,153         $391,838      $96,000
                                                        ========    =======       =======         ========     --------
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
   Current portion of long-term debt .................  $ 19,901     $  --        $   --         $  19,901      $ --
   Accounts payable and accrued expenses .............    32,519        111           --            32,630        --
   Current portion of capitalized lease obligations ..     3,135        --            --             3,135        --
                                                         -------    -------       -------         --------     --------
Total current liabilities ............................    55,555        111           --            55,666        --
Capitalized lease obligations, less current
      portion ........................................    10,849         --           --            10,849        --
Long-term debt, less current portion .................   273,490         --           --           273,490        --
Deferred income taxes ................................     --            --         26,500 (a)      26,500        --
                                                         -------    -------       --------        --------     --------
Total liabilities ....................................   339,894        111         26,500         366,505        --
                                                         -------    -------       --------        --------     --------
Commitments and contingencies
Stockholders' equity
   Preferred stock, pro forma issued and
      outstanding 4,000
      shares (liquidation preference $100,000) .......     --            --           --              --             40 (b)
   Common stock, $.01 par value; authorized
        75,000 shares,
      issued and outstanding 28,989 shares, pro
        forma issued and
      outstanding 32,583 shares and pro
        forma as adjusted
      issued and outstanding 32,583 shares ...........       290         --             36  (a)        326        --
   Partners' capital .................................     --         3,351         (3,351) (a)       --          --
   Additional paid-in capital ........................    75,436         --         74,968  (a)    150,404       95,960 (b)
   Accumulated deficit ...............................  (125,034)        --           --          (125,034)       --
                                                         -------    -------       --------        --------     --------
 .....................................................   (49,308)     3,351         71,653          25,696       96,000
   Less: Unrealized loss on investments
         in marketable securities ....................      (363)        --           --              (363)       --
                                                         -------    -------       --------        --------     --------
          Total stockholders' equity (deficit) .......   (49,671)     3,351         71,653          25,333       96,000
                                                         -------    -------       --------        --------     --------
 Total liabilities and stockholders'
      equity (deficit) ...............................  $290,223     $3,462        $98,153        $391,838      $96,000
                                                        ========     ======        =======        =========     =======



                                                          PRO FORMA      PRO FORMA
                                                         FOR MILLIWAVE  ADJUSTMENTS
                                                          ACQUISITION     INCREASE/
                                                            AND FOR      (DECREASE)
                                                          PREFERRED      FOR THE       PRO FORMA
                                                             STOCK       1997 DEBT        AS
                                                           PLACEMENT     PLACEMENT     ADJUSTED
                                                          -----------   -----------   ---------
                   ASSETS

Current assets                                                          $290,500 (c)
  Cash and cash equivalents ..........................      $156,573     (17,827)(d)    $ 429,246
   Short-term investments ............................        26,997        --             26,997
                                                            ---------    --------        --------
    Cash, cash equivalents and short term
     investments .....................................       183,570     272,673          456,243


   Investments in marketable equity securities .......           688        --                688
   Accounts receivable, net ..........................        17,655        --             17,655
   Inventories .......................................        13,615        --             13,615
   Prepaid expenses and other current assets .........        11,726        --             11,726
                                                            ---------    --------        --------
     Total current assets ............................       227,254     272,673          499,927
   Property and equipment, net .......................        64,678        --             64,678
   Licenses, net .....................................       167,569        --            167,569
   Intangible assets, net ............................        13,404        --             13,404
   Deferred financing costs ..........................        10,535      10,350 (c)       20,885
   Other assets ......................................         4,398        --              4,398
                                                            --------    --------         --------
          Total assets ...............................      $487,838    $283,023         $770,861
                                                            ========    ========         ========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
   Current portion of long-term debt .................      $ 19,901    $(17,827)(d)     $  2,074
   Accounts payable and accrued expenses .............        32,630         850 (c)       33,480
   Current portion of capitalized lease obligations ..         3,135        --              3,135
                                                            ---------    --------        --------
Total current liabilities ............................        55,666     (16,977)          38,689
Capitalized lease obligations, less current
      portion ........................................        10,849        --             10,849
Long-term debt, less current portion .................       273,490     300,000 (c)      573,490
Deferred income taxes ................................        26,500        --             26,500
                                                           ---------    --------         --------
Total labilities .....................................       366,505     283,023          649,528
                                                           ---------    --------         --------
Commitments and contingencies
Stockholders' equity
   Preferred stock, pro forma issued and
      outstanding 4,000
      shares (liquidation preference $100,000) .......            40        --                 40
   Common stock, $.01 par value; authorized
        75,000 shares,
      issued and outstanding 28,989 shares, pro
        forma issued and
      outstanding 32,583 shares and pro
        forma as adjusted
      issued and outstanding 32,583 shares ...........           326        --                326
   Partners' capital .................................        --            --              --
   Additional paid-in capital ........................       246,364        --            246,364
   Accumulated deficit ...............................      (125,034)       --           (125,034)
                                                           ---------    --------         --------
 .....................................................       121,696        --            121,696
   Less: Unrealized loss on investments
         in marketable securities ....................          (363)       --               (363)
                                                           ---------    --------         --------
          Total stockholders' equity (deficit) .......       121,333        --            121,333
                                                           ---------    --------         --------
 Total liabilities and stockholders'
      equity (deficit) ...............................      $487,838    $283,023         $770,861
                                                            ========    ========         ========



                  WINSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               PRO FORMA                  PRO FORMA
                                                                              ADJUSTMENTS                ADJUSTMENT
                                                                               INCREASE/    PRO FORMA     INCREASE/
                                                                               (DECREASE)    FOR THE   (DECREASE) FOR
                                                     THE                       FOR THE     ACQUISITION    PREFERRED
                                                  COMPANY     MILLIWAVE LP,  ACQUISITION       OF           STOCK
                                                 HISTORICAL    HISTORICAL    OF MILLIWAVE   MILLIWAVE     PLACEMENT
                                                 ----------    ----------    ------------   ---------     ---------

Operating revenues
    Telecommunications services ..............   $ 33,969      $     4       $(1,492)(a)     $ 32,481    $   --
    Information services .....................     14,650         --            --             14,650        --
    Other ....................................     19,429         --            --             19,429        --
                                                  -------       ------        ------          -------     -------
Total operating revenues .....................     68,048            4        (1,492)          66,560        --
                                                  -------       ------        ------          -------     -------
Operating expenses
    Cost of services and products ............     52,136         --            (686)(a)       51,450        --
    Selling, general and administrative expenses   67,688        1,634          --             69,322        --
    Depreciation and amortization ............      4,746          201         3,470 (b)        8,417        --
                                                  -------       ------        ------          -------     -------
Total operating expenses .....................    124,570        1,835         2,784          129,189        --
                                                  -------       ------        ------          -------     -------
    Operating loss ...........................    (56,522)      (1,831)       (4,276)         (62,629)       --

Other income (expense)
    Interest expense .........................    (37,476)          (6)         --            (37,482)       --
    Interest income ..........................     10,275           93        (2,155)(c)        8,213        --
                                                  -------       ------        ------          -------     -------
Net loss .....................................   $(83,723)    $ (1,744)      $(6,431)        $(91,898)  $    --
Less preferred stock dividends ...............        --           --           --              --       (6,000)(e)
                                                  -------       ------        ------          -------     -------

Net loss applicable to common stock ..........   $(83,723)    $ (1,744)      $(6,431)        $(91,898)  $(6,000)
                                                 ========     ========       =======          =======   ========
Net loss per share ...........................   $  (3.00)                                   $  (2.92)
                                                 ========                                     =======
Weighted average shares outstanding ..........     27,911                      3,595 (d)       31,506
                                                 ========                    =======          =======

                                                           PRO FORMA       PRO FORMA
                                                            FOR THE       ADJUSTMENTS
                                                         ACQUISITION OF    INCREASE/
                                                           MILLIWAVE      (DECREASE)
                                                            AND FOR         FOR THE
                                                        PREFERRED STOCK    1997 DEBT    PRO FORMA
                                                           PLACEMENT       PLACEMENT   AS ADJUSTED
                                                           ---------       ---------   -----------

Operating revenues
    Telecommunications services ..............             $ 32,481          $  --      $   32,481
    Information services .....................               14,650             --          14,650
    Other ....................................               19,429             --          19,429
                                                            -------           ------     ---------
Total operating revenues .....................               66,560             --          66,560
                                                            -------           ------     ---------
Operating expenses
    Cost of services and products ............               51,450             --          51,450
    Selling, general and administrative expenses             69,322             --          69,322
    Depreciation and amortization ............                8,417             --           8,417
                                                            -------           ------     ---------
Total operating expenses .....................              129,189             --         129,189
                                                            -------           ------     ---------
    Operating loss ...........................              (62,629)            --         (62,629)

Other income (expense)
    Interest expense .........................              (37,482)          41,077(f)    (78,559)
    Interest income ..........................                8,213             --           8,213
                                                            -------           ------     ---------
Net loss .....................................             $(91,898)        $(41,077)    $(132,975)
Less preferred stock dividends ...............               (6,000)            --          (6,000)
                                                            -------           ------     ---------

Net loss applicable to common stock ..........             $(97,898)        $(41,077)    $(138,975)
                                                           ========         =========     ========
Net loss per share ...........................             $  (3.11)                     $   (4.41)
                                                           =========                      ========
Weighted average shares outstanding ..........               31,506                         31,506
                                                           ========                       ========


                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

         The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded my have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma condensed consolidated financial statements. It is therefore possible that the entries presented below will not be the amounts actually recorded at the closing date.

BALANCE SHEET AT DECEMBER 31, 1996

a)  To record the acquisition of Milliwave Limited Partnership as follows:



                                                                               Increase/
                                                                              (Decrease)
                                                                             ------------
                                                                             in thousands)
        Record cash payment to Milliwave partners ........................     $(35,660)
        Record escrow payment to Milliwave partners ......................       (5,000)
        Allocate excess purchase price to licenses .......................      138,813
                                                                                -------
        Total asset adjustments ..........................................     $ 98,153
                                                                               ========
        Record deferred income taxes .....................................     $ 26,500
        Eliminate Partners' capital accounts .............................       (3,351)
        Record the issuance of 3,594,620 shares of the Company's common stock at $20.87 per share

                  Common Stock ...........................................           36
                  Additional paid-in capital .............................       74,968
                                                                                -------
             Total equity adjustments ....................................     $ 98,153
                                                                               ========


b) To record the issuance of 4,000,000 shares of Convertible Preferred Stock, par value $0.01 per share, for net proceeds of $96,000,000.

c) To record the issuance of the debt in the 1997 Debt Placement and related fees and expenses.

d) To record repayment of the Locate Notes of $17,500,000 and accrued interest of $327,000.

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996

a) To eliminate sales, management fees, and cost of sales recorded by the Company pursuant to management and other agreements with Milliwave.

b) To record amortization on the licenses acquired in the acquisition of Milliwave.

c) To eliminate interest income, at an assumed rate of 5.3% per annum, on $40.6 million cash, assuming such cash was paid at the beginning of the year in connection with the acquisition of Milliwave.

d) To record 3,594,620 shares of the Company's Common Stock issued in connection with the acquisition of Milliwave at $20.87 per share.

e) To record Preferred Stock dividends on the 4,000,000 shares of Preferred Stock issued by the Company, at 6% of the stated value of $25.00 per share.

f) To record interest expense on the debt issued in the 1997 Debt Placement, including amortization of debt offering costs and other related fees, as if the debt were issued at the beginning of the respective period, but not to include interest income earned on additional available cash.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

     Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

     "Section 145. Indemnification of officers, directors, employees and agents; insurance.
     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending a civil or criminal action, suite or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith an in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
--------  -----------

4.7       Form of New Senior Note

4.8       Form of New Equipment Note

5.1       Opinion of Graubard Mollen & Miller

23.1      Consent of Grant Thornton LLP

23.2      Consent of Graubard Mollen & Miller (included in its opinion filed as
          Exhibit 5.1)

23.3      Consent of Grant Thornton LLP

24.1 Powers of Attorney (included on the signature pages of this Registration Statement)

25.1 Statement of Eligibility of United States Trust Company of New York on Form T-1 (New Senior Notes)

25.2 Statement of Eligibility of United States Trust Company of New York on Form T-1 (New Equipment Notes)

99.1      Form of Letter of Transmittal for Exchange of Senior Notes

99.2      Form of Letter of Transmittal for Exchange of Equipment Notes

99.3      Form of Notice of Guaranteed Delivery (Senior Notes)

99.4      Form of Notice of Guaranteed Delivery (Equipment Notes)

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of April, 1997.

                                        WINSTAR COMMUNICATIONS, INC.


                                        By: /s/ WILLIAM J. ROUHANA, JR.
                                           ------------------------------------
                                             William J. Rouhana, Jr.
                                             Chairman of the Board of Directors
                                               and Chief Executive Officer

                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Rouhana, Jr. and Fredric E. von Stange his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




 /s/ William J. Rouhana, Jr.   Chairman of the Board of          April 28, 1997
-----------------------------  Directors and Chief Executive
William J. Rouhana, Jr.        Officer (and principal
                               executive officer)

 /s/ Nathan Kantor             President, Chief Operating         April 28, 1997
-----------------------------  Officer and Director
Nathan Kantor

 /s/ Steven G. Chrust          Vice Chairman of the
-----------------------------
Steven G. Chrust               Board of Directors                April 28, 1997

 /s/ Fredric E. von Stange     Executive Vice President,         April 28, 1997
-----------------------------
Fredric E. von Stange          Chief Financial
                               Officer and Director (and
                               principal accounting officer)

 /s/ Bert W. Wasserman         Director                          April 28, 1997
-----------------------------
Bert W. Wasserman

 /s/ William J. vanden Heuvel  Director                          April 28, 1997
-----------------------------
William J. vanden Heuvel

 /s/ William Harvey            Director                          April 28, 1997
-----------------------------
William Harvey

 /s/ Steven B. Magyar          Director                          April 28, 1997
-----------------------------
Steven B. Magyar

 /s/ James I. Cash             Director                          April 28, 1997
-----------------------------
James I. Cash

 /s/ Dennis Patrick                                              May 1, 1997
-----------------------------
Dennis Patrick                 Director

                                    EXHIBIT INDEX

             Exhibit No.      Description
             -----------      -----------

                4.7           Form of New Senior Note

                4.8           Form of New Equipment Note

                5.1           Opinion of Graubard Mollen & Miller

                23.1          Consent of Grant Thornton LLP

                23.2 Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1)

                23.3          Consent of Grant Thornton LLP

                24.1 Powers of Attorney (included on the signature pages of this Registration Statement)

                25.1 Statement of Eligibility of United States Trust Company of New York on Form T-1(New Senior Notes)

                25.2 Statement of Eligibility of United States Trust Company of New York on Form T-1(New Equipment Notes)

                99.1          Form of Letter of Transmittal for Exchange of
                              Senior Notes

                99.2          Form of Letter of Transmittal for Exchange of
                              Equipment Notes

                99.3          Form of Notice of Guaranteed Delivery (Senior
                              Notes)

                99.4          Form of Notice of Guaranteed Delivery (Equipment
                              Notes)